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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Tenet Healthcare Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TENET HEALTHCARE CORPORATION

Mailing Address: P.O. Box 31907
3820 State Street Santa Barbara, California 93105	Santa Barbara, California 93130 (805) 563-7000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on Thursday, May 6, 2004

April 5, 2004

To our Shareholders:

        Our Annual Meeting of Shareholders will be held on Thursday, May 6, 2004, at 8:00 a.m., local time, at the Fairmont Dallas Hotel, 1717 North Akard Street, Dallas, Texas, for the following purposes:

  1.
  To elect six directors;

  2.
  To ratify the selection of KPMG LLP ("KPMG") as independent auditors for the fiscal year ending December 31, 2004; and

  3.
  To transact any other business that properly may come before the meeting or any postponements or adjournments thereof.

        You may vote if you were a shareholder of record on March 11, 2004.

        It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares by completing and returning the proxy card enclosed with this Notice. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy card or included with your proxy materials. You may revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement. You are invited to attend the meeting and you may vote in person at the meeting even though you have voted in another manner.

E. PETER URBANOWICZ Corporate Secretary

Letter to Shareholders

Dear Shareholder:

        In 2003, Tenet experienced a year of tremendous and tumultuous change. Tenet's new management team confronted extremely challenging market conditions and the adverse impact of the pricing strategy the company had employed between 2000 and 2002. In this difficult environment, we took many critical and strategic steps to address these issues and get your company back on track. The company is now on a stronger footing for the future, but we still have much work to do. We are implementing a comprehensive action plan to restore Tenet's profitability to more competitive levels and resolve our remaining issues.

        Our plan's first component has been building a new management team and tightening the company's organizational structure and focus. Over the past 16 months, we have recruited a number of new executives to give us the benefit of fresh points of view. Overall, we have eliminated or placed new people in 40 of the top 97 executive positions listed in our 2002 Annual Report, including the Chairman, Chief Executive Officer and Chief Financial Officer. In December, we named Peter Urbanowicz, former Deputy General Counsel of the U.S. Department of Health and Human Services, as Tenet's General Counsel, and two months ago we appointed Reynold Jennings, a hospital operating executive with more than 30 years of industry experience, as our new Chief Operating Officer. We have also streamlined the organization, removing two management layers from the operational structure and consolidating the number of regional management offices from eleven into five.

        We also have made significant progress in sharpening our operational focus by restructuring our hospital portfolio. In March 2003, we decided to sell or consolidate 14 non-core, primarily rural hospitals. At that time, the company had 114 hospitals. In January of this year, we followed the successful completion of that program with a plan to divest an additional 27 non-core hospitals and the company's hospital in Barcelona, Spain, our only international hospital. In addition, over the course of 2003, we made individual decisions affecting five other hospitals that are now in the process of lease expiration or divestiture. With the completion of these efforts, the company will be tightly focused on 69 core hospitals, including two new hospitals expected to open later this year. These remaining hospitals are well positioned in their markets and represent a strong platform for future growth.

        Our plan's second element is to repair our customer and constituent relationships. Most importantly, we are working to change the tone of our relationship with the federal government, our biggest customer, from adversarial to cooperative. We are making a similar effort with our managed care payers to put those relationships on a more constructive foundation. At the end of 2003, we had successfully renegotiated or renewed contracts representing approximately 80 percent of our managed care revenues. Despite this progress, however, we still have too many disputes with managed care companies, even some related to our new contracts. We will continue to press hard to improve these relationships. But we will also continue to remind the managed care companies about their own obligations under these contracts.

        Similarly, we have dramatically improved our relationships with key labor and community constituents. In 2003, we reached a broad strategic alliance with the Service Employees International Union and the American Federation of State, County and Municipal Employees that was later joined by the California Nurses Association. This partnership has helped us to resolve significant union issues the company faced at the end of 2002. In addition, the company's Compact with Uninsured Patients, which we announced in January 2003, has made us a recognized leader in finding solutions to the very real issue of dramatic increases in the number of uninsured Americans.

        We have also made major improvements to our corporate governance. In 2003, we split the Chairman and Chief Executive Officer positions, de-staggered the terms of our directors, and became the first company in our industry to expense stock options. These and other corporate governance changes resulted in Institutional Shareholder Services ranking Tenet in the 99th percentile of health care companies in terms of corporate governance.

        Finally, we are working to fundamentally change the company's strategy and culture. The new Tenet will be recognized as a leader in quality patient care. That is our number one priority, and we will focus relentlessly on executing it. In July, we launched our Commitment to Quality program under the leadership of Dr. Jennifer Daley, a nationally recognized authority on quality of care and patient safety. We have now laid the groundwork for this industry-leading program, which focuses on four critical areas: patient safety, physician excellence, nursing excellence, and improving our patient flow process to minimize any possible delays in care. We have also made major changes to our compliance function, establishing an independent Chief Compliance Officer who reports directly to the Ethics, Quality and Compliance committee of the Board, and significantly strengthening our compliance policies and procedures, training and auditing.

        The changes we have initiated are strengthening your company, but Tenet's turnaround will take time and we continue to face major challenges. Unfortunately, some of the favorable progress we made recently has been offset by weaker than expected revenues and growing bad debt expense, an issue that is affecting companies across our industry. Also, our actions to streamline the company resulted in significant impairment and restructuring charges in 2003. These charges were the primary factor that caused the company to report a loss of nearly $1.5 billion for the year. That is why, as we restructure the company, we are also focusing our attention on improving our margins. We are implementing a margin improvement plan that includes initiatives in three critical areas: increased focus on unit revenue and our revenue cycle, improving the efficiency of patient care delivery, and right-sizing our cost structure. Its purpose is simple: increase revenues and cut costs.

        In summary, we have identified where Tenet went off course, we have put a new management team in place, we have made substantive changes in corporate governance and operations, and we have launched a comprehensive long-term plan that demonstrates our commitment to quality health care services and sustainable future growth for your company.

        We are acting with urgency and in a responsible and forthright manner to address the challenges facing Tenet and to restore the company to competitive levels of profitability. In doing so, we intend to create a company in which all our employees and physicians can take pride and which is capable of delivering attractive financial results for our shareholders. We express our thanks to our employees and shareholders for their continued support as we work through this difficult period, and we look forward to updating you on our progress in 2004.

Sincerely,

Edward A. Kangas	Trevor Fetter
Chairman	President and Chief Executive Officer

PROXY STATEMENT

General Information
April 5, 2004

        Your proxy is solicited by the Board of Directors (the "Board") of Tenet Healthcare Corporation ("Tenet," the "Company," "we" or "us") for use at the Annual Meeting of Shareholders to be held in Dallas, Texas at 8:00 a.m., local time, on Thursday, May 6, 2004, and any adjournments of the meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are being mailed on or about April 5, 2004.

        In March 2003, the Board approved a change in our fiscal year end from May 31 to December 31, effective December 31, 2002. The period from June 1, 2002 to December 31, 2002 is referred to in this Proxy Statement as the 2002 Transition Period. As required by regulations issued by the Securities and Exchange Commission, information in this Proxy Statement will be provided for the fiscal year ended December 31, 2003, the 2002 Transition Period and the two fiscal years ended May 31, 2001 and 2002.

        You may vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 5:00 p.m. (EST) on May 5, 2004. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. You also may choose to vote on the Internet. The web site for Internet voting is noted on your proxy card. Internet voting also is available 24 hours a day and will be accessible until 5:00 p.m. (EST) on May 5, 2004. As with telephone voting, you may confirm that your instructions have been properly recorded. If you choose to vote by mail, please mark your proxy, date and sign it, and promptly return it in the postage-paid envelope provided.

        If your proxy is properly completed, the shares it represents will be voted at the meeting as you instructed. If you do not provide instructions, your proxy will be voted in accordance with the Board's recommendations as set forth in this Proxy Statement. You have the right to revoke your proxy at any time before it is voted by (1) filing a written notice with our Corporate Secretary, (2) delivering a new proxy bearing a later date, or (3) by attending the Annual Meeting and voting in person.

        Holders of our common stock at the close of business on March 11, 2004 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 465,453,684 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The presence, in person or by proxy, of a majority of the shares of common stock outstanding on the date of the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as present for purposes of determining whether a proposal has been approved.

        We will pay for the cost of proxy solicitations on behalf of the Board. We have engaged MacKenzie Partners, Inc. to assist in our proxy solicitations. We will pay MacKenzie an amount not to exceed $25,000 in fees for its proxy solicitation services and reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail by MacKenzie, proxies may be solicited personally or by telephone by our directors, officers and other employees. Proxy materials also may be distributed to the beneficial owners of our stock by brokers, custodians and other parties, and we will reimburse such parties for their reasonable out-of-pocket and clerical expenses.

1.     DIRECTORS AND NOMINEES

Trevor Fetter
Director
Age: 44

        Mr. Fetter was elected President effective November 7, 2002 and was named Chief Executive Officer in September 2003. Prior to November 2002, he was Chairman and Chief Executive Officer of Broadlane, Inc. from March 2000. From October 1995 to February 2000, he served in several senior management positions at Tenet, including Executive Vice President and Chief Financial Officer and Chief Corporate Officer in the Office of the President. Mr. Fetter also serves as a director of Broadlane, Inc. Mr. Fetter holds an M.B.A. from the Harvard Business School and a bachelor's degree in economics from Stanford University. Mr. Fetter has been a director since September 2003 and will stand for election at this year's Annual Meeting.

Van B. Honeycutt
Director
Member of Audit Committee and Compensation Committee
Age: 59

        Mr. Honeycutt is Chairman and Chief Executive Officer of Computer Sciences Corporation ("CSC"), a publicly traded company that is a leading provider of consulting, system integration and outsourcing services to industries and governments worldwide. Mr. Honeycutt was appointed President of CSC in 1993 and Chief Executive Officer in 1995. Prior to his appointment as Chief Executive Officer of CSC, Mr. Honeycutt was Chief Operating Officer. Mr. Honeycutt also sits on the board of directors of Beckman Coulter, Inc. Mr. Honeycutt is a graduate of Franklin University and Stanford University's Executive Graduate Program. Mr. Honeycutt has been a director since December 1999 and will stand for election at this year's Annual Meeting.

John C. Kane
Director
Member of Audit Committee and Compensation Committee
Age: 64

        Mr. Kane was President, Chief Operating Officer and Director of Cardinal Health from 1993 until his retirement from that company in 2001. From 2000 to 2001, he was also the Vice Chairman of Cardinal Health. Prior to joining Cardinal, Mr. Kane served in various operational and management positions at Abbott Laboratories for 19 years, most recently as President of Ross Laboratories Division from 1989 to 1993. Mr. Kane currently serves on the board of directors of Connetics Corporation. He holds a bachelor of science degree in education from West Chester State College. Mr. Kane has been a director since June 2003 and will stand for election at this year's Annual Meeting.

Edward A. Kangas
Chairman
Chair of Audit Committee and Executive Committee
 Ex officio member of Compensation Committee, Corporate Governance and Nominating Committee, and Ethics, Quality and Compliance Committee
Age: 59

        Mr. Kangas served as Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu from 1989 to 2000. He also served as the Managing Partner of Deloitte & Touche (USA) from 1989 to 1994. He was elected Managing Partner and Chief Executive Officer of Touche Ross in 1985, a position he held through 1989. Mr. Kangas began his career as a staff accountant at Touche Ross in 1967, where he became a partner in 1975. Since his retirement from Deloitte in 2000, Mr. Kangas has served as a consultant to Deloitte and as Chairman of the National Multiple Sclerosis Society. He is also a director of Hovnanian Enterprises Inc., a leading national homebuilder. In addition, he serves as a trustee of the Committee for Economic Development and is a member of Beta Gamma Sigma Directors' Table. Mr. Kangas is currently a member of the board of trustees of the University of Kansas Endowment Association and a member of the University of Kansas Business School Board of Advisors, and he has served as a member of the Board of Overseers of The Wharton School at the University of Pennsylvania. A certified public accountant, Mr. Kangas holds a bachelor's degree and a master's degree in business administration from the University of Kansas. Mr. Kangas has been a director since April 2003 and was elected Chairman of the Board in July 2003. Mr. Kangas will stand for election at this year's Annual Meeting.

J. Robert Kerrey
Director
Member of Compensation Committee and Ethics, Quality and Compliance Committee
Age: 60

        Mr. Kerrey has been President of New School University in New York City since January 2001. Prior to becoming President of New School University, Mr. Kerrey served as a U.S. Senator from the State of Nebraska from 1989 to 2000. Prior to his election to the U.S. Senate, Mr. Kerrey was Governor of the State of Nebraska from 1982 to 1987. Prior to his entering public service, Mr. Kerrey founded and operated a chain of restaurants and health clubs. Mr. Kerrey sits on the boards of directors of Jones Apparel Group, Inc. and the Concord Coalition. He also sits on the Board of Trustees of The Aerospace Corporation. Mr. Kerrey holds a degree in Pharmacy from the University of Nebraska. Mr. Kerrey has been a director since March 2001 and will stand for election at this year's Annual Meeting.

Floyd D. Loop, M.D.
Director
Member of Audit Committee, Corporate Governance and Nominating Committee, and Ethics, Quality and Compliance Committee
Age: 67

        Dr. Loop is the Chief Executive Officer and Chairman of the Board of Governors of The Cleveland Clinic Foundation. Before becoming Chief Executive Officer in 1989, Dr. Loop was an internationally recognized cardiac surgeon. He practiced cardiothoracic surgery for 30 years and headed the Department of Thoracic and Cardiovascular Surgery at The Cleveland Clinic from 1975 to 1989. Dr. Loop has authored more than 350 clinical research papers, chaired the Residency Review Committee for Thoracic Surgery and was President of the American Association for Thoracic Surgery. He was a director on the Medicare Payment Advisory Commission from 1999 to 2002. A graduate of Purdue University, he received his medical degree from George Washington University. Dr. Loop has been a director since January 1999. His current term as a director will expire at our 2005 annual meeting of shareholders.

Mónica C. Lozano
Director
Member of Corporate Governance and Nominating Committee and Ethics, Quality and Compliance Committee
Age: 47

        Ms. Lozano is Publisher and Chief Executive Officer of La Opinión, the largest Spanish-language newspaper in the United States, and Senior Vice President of its parent company, ImpreMedia, LLC. Ms. Lozano is a director of The Walt Disney Company and Union Bank of California. She is a member of the Board of Directors of the California HealthCare Foundation, the National Council of La Raza and the Los Angeles County Museum of Art. In addition, Ms. Lozano is a member of the Board of Regents of the University of California and a Trustee of the University of Southern California. Ms. Lozano has been a director since July 2002. Ms. Lozano has advised the Company that, due to increased time commitments from her principal business, she may not stand for re-election at our 2005 annual meeting of shareholders when her current term as director expires.

Richard R. Pettingill
Director
Age: 55

        Mr. Pettingill has been President and Chief Executive Officer of Allina Hospitals and Clinics since October 2002. Prior to serving in this role, he served as Executive Vice President and Chief Operating Officer of Kaiser Foundation Health Plans and Hospitals from 1996 to 2002. He served as President and Chief Executive Officer of Camino Healthcare from 1991 to 1995. Mr. Pettingill is a member of the Board of Directors of Allina and also serves on the Board of Directors for Minnesota Hospital Association, Safest in America and Minnesota Business Partnership. Mr. Pettingill received a bachelor of public administration degree from San Diego State University and a master of arts degree in health care administration from San Jose State University. Mr. Pettingill has been a director since March 2004 and will stand for election at this year's Annual Meeting.

Changes to the Board in 2003 and 2004

        Four new directors were elected to the Board during fiscal year 2003 and four long-standing members resigned. Mr. Kangas was elected to the Board in April 2003 and was elected by the Board to serve as its Chairman in July 2003. As Chairman of the Board, Mr. Kangas serves as an ex officio member of each committee he does not chair. Mr. Robert C. Nakasone and Mr. Kane were elected to the Board in May 2003 and June 2003, respectively. On September 11, 2003, the Board elected Mr. Fetter as a director. On March 4, 2004, the Board elected Mr. Pettingill as a director. Each of Messers. Kangas, Nakasone, Kane and Pettingill qualifies as an independent director under the stringent independence standards adopted by the Board and set forth in our Corporate Governance Principles (which are attached to this Proxy Statement as Appendix A). Each was recommended by the Corporate Governance and Nominating Committee to the full board as advised by outside consultants. Mr. Nakasone notified the Board on March 4, 2004 that he would not be standing for re-election at this year's Annual Meeting and subsequently resigned from the Board effective March 22, 2004. Two of our current directors, Fr. Lawrence Biondi and Mr. Sanford Cloud, Jr., will not stand for re-election to the Board at this year's Annual Meeting. Directors Biondi and Cloud will resign from the Board prior to the Annual Meeting and the size of the Board will be reduced to eight.

        At our 2003 annual meeting, our shareholders voted to amend our Articles of Incorporation to declassify our Board. Prior to that, our directors were divided into three classes and served overlapping three-year terms. In order to ensure a smooth transition to a declassified Board, the amendment provided that directors would continue to serve the remainder of the three-year term to which each was elected. At this time, all directors serve one-year terms, except Dr. Loop and Ms. Lozano, whose terms expire at our annual shareholder meeting in 2005. Beginning with our annual shareholder meeting in 2005, all directors will be subject to annual election.

Nominees and Voting

        On March 3, 2004, the Corporate Governance and Nominating Committee met and recommended that the Board nominate each of directors Fetter, Honeycutt, Kane, Kangas, Kerrey and Pettingill to stand for election at the Annual Meeting. On March 4, 2004, after considering the Corporate Governance and Nominating Committee's recommendations, the Board nominated each of these six directors to stand for election at this year's annual meeting. Directors are to be elected by a plurality of the votes cast and votes may not be cumulated.

        The shares represented by proxies solicited by the Board will be voted for directors Fetter, Honeycutt, Kane, Kangas, Kerrey and Pettingill. The Board believes each of its nominees will be able and willing to serve as a director. If any nominee becomes unavailable, the Board's proxies will be voted for the remaining nominees and for such other person as the Board may recommend.

Shareholder Approval

        The six nominees receiving the highest number of affirmative votes of the shares voted shall be elected as directors. Votes withheld from any nominee are not counted for purposes of election of directors. Unless marked to the contrary, proxies solicited by the Board will be voted FOR the election of each nominee of the Board.

        The Board recommends that shareholders vote FOR its nominees for directors.

STOCK OWNERSHIP

        The table below indicates the shares, options and other securities of the Company owned by our directors and each of the Named Executive Officers (as defined on page 20) as of March 29, 2004.

	Shares Beneficially Owned(1)
Name	Shares of Common Stock		Options Exercisable Prior to May 28, 2004	Percent of Class(2)
Lawrence Biondi, S.J.	17,171	(3)	113,448
Sanford Cloud, Jr.	6,432	(4)	93,617
Stephen D. Farber	25,508	(5)	386,666
Trevor Fetter	348,998	(6)	250,000
Van B. Honeycutt	14,348	(7)	54,867
Reynold J. Jennings	25,000		398,333
John C. Kane	10,000		63,235
Edward A. Kangas	10,000		54,867
J. Robert Kerrey	14,892	(8)	36,867
Floyd D. Loop, M.D.	18,381	(9)	113,448
Mónica C. Lozano	12,758	(10)	72,867
Richard R. Pettingill	—		49,904
Barry P. Schochet	65,431		746,666
W. Randolph Smith	27,036		718,333
Jeffrey C. Barbakow(11)	1,761,044	(12)	7,350,000	1.9%
Executive officers and directors as a group (15 persons)	2,356,999		10,503,118	2.7%

(1)
Except as indicated, each individual named has sole control as to investment and voting power with respect to the securities owned.

(2)
Based on 465,459,421 shares outstanding as of March 29, 2004. Except as indicated, no executive officer or director beneficially owned, including options exercisable prior to May 25, 2004, more than one percent of our outstanding shares of common stock.

(3)
Includes 16,871 stock units representing the value of Fr. Biondi's deferred compensation invested in stock units at his election under the terms of our 2001 Deferred Compensation Plan ("DCP"). (See page 17 for a description of the DCP).

(4)
Includes 5,682 stock units representing the value of Mr. Cloud's deferred compensation invested in stock units at his election under the terms of the DCP.

(5)
Includes 5,508 stock units representing the value of Mr. Farber's deferred compensation invested in stock units at his election under the terms of the DCP.

(6)
Includes 10,200 shares held by Mr. Fetter's spouse, 10,000 shares held in trust and 18,798 stock units representing the value of Mr. Fetter's deferred compensation invested in stock units at his election under the terms of the DCP.

(7)
These are stock units representing the value of Mr. Honeycutt's deferred compensation invested in stock units at his election under the terms of the DCP.

(8)
These are stock units representing the value of Mr. Kerrey's deferred compensation invested in stock units at his election under the terms of the DCP.

(9)
Includes 18,231 stock units representing the value of Dr. Loop's deferred compensation invested in stock units at his election under the terms of the DCP.

(10)
Includes 12,458 stock units representing the value of Ms. Lozano's deferred compensation invested in stock units at her election under the terms of the DCP.

(11)
Mr. Barbakow resigned from the position of Chief Executive Officer of the Company on May 26, 2003. His stock ownership and compensation information is included in this Proxy Statement pursuant to SEC regulations because he served as our Chief Executive Officer for a portion of fiscal year 2003.

(12)
Includes 18,270 shares held by Mr. Barbakow's sons and 1,734,674 shares held in trust.

Tenet's Corporate Governance Principles

        The Board believes that sound principles of corporate governance serve the best interests not only of our shareholders, but also of our other constituencies, such as patients, physicians and nurses who practice at our hospitals, our employees and the communities in which we operate our hospitals. The Board has adopted a set of Corporate Governance Principles, included as Appendix A to this Proxy Statement, that provide the framework for our governance. Our Corporate Governance Principles also may be found on our website at www.tenethealth.com. In addition, a copy of our Corporate Governance Principles is available upon written request to our Corporate Secretary.

        Our Corporate Governance Principles address such matters as director independence, director qualifications and responsibilities, director compensation, director and officer stock ownership and retention guidelines, CEO succession and Board performance evaluations. As part of these principles, the Board has adopted voluntary independence standards that are more stringent than those mandated by the New York Stock Exchange ("NYSE").

        Under the Board's independence standards, two-thirds of the Board must be independent. In addition to the applicable independence standards of the NYSE and the SEC, the Board will not consider a director to be independent if either:

  (1)
  The director is affiliated with any non-charitable entity that makes payments to or receives payments from Tenet or its subsidiaries. A director will be considered affiliated with an entity if the director currently serves as an officer or has within the past three years served as an officer of the entity. Prior to April 1, 2005, a director serving at the time of adoption of this standard will be considered independent if any entity that is otherwise affiliated with the director makes payments to or receives payments from Tenet or its subsidiaries in amounts that, in any fiscal year, are less than the greater of (x) $200,000 or (y) one percent of such entity's gross revenues; or

  (2)
  The director is affiliated with any charitable organization to which Tenet, its subsidiaries or the Tenet Healthcare Foundation makes grants (other than matching grants) totaling more than $60,000 in any fiscal year. A director will be considered affiliated with a charitable organization if the director serves as a compensated officer of that charitable organization.

        The Audit, Compensation and Corporate Governance and Nominating Committees are composed exclusively of independent directors as required by the NYSE. Under our new independence standards, the Board has determined that, with the exception of Mr. Fetter, every director who will serve on the board following the Annual Meeting is independent. (See "Certain Relationships and Related Transactions" on page 37.)

Tenet's Policies on Business Ethics and Conduct

        All of our employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, are required to abide by our Standards of Conduct to ensure that our business is conducted in a consistently legal and ethical manner. These Standards of Conduct reflect our basic values and form the foundation of a comprehensive process that includes compliance with all corporate policies, procedures and practices. Our Standards of Conduct cover such areas as quality patient care, compliance with all applicable laws and regulations, appropriate use of our assets, appropriate treatment of patient and company records, and avoiding conflicts of interest. All employees are required to report incidents that they believe in good faith may be in violation of the Standards of Conduct and are encouraged to contact our toll-free Ethics Action Line when they have questions about the Standards of Conduct or other ethics concerns. The full text of our Standards of Conduct is published on our web site at www.tenethealth.com. A copy of our Standards of Conduct is also available upon written request to our Corporate Secretary.

Board and Committee Membership

        Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Generally, all material decisions are considered by the Board as a whole.

        The Board met 20 times during the fiscal year ended December 31, 2003. The Board regularly meets in executive session. In accordance with the description of the duties of our independent Chairman of the Board, the Board Chair is responsible for coordinating, developing agendas for, and chairing regularly scheduled executive sessions with non-management directors. For purposes of this discussion, Mr. Fetter is considered a management director. All other directors are considered non-management directors. Each director who served during fiscal year 2003 participated in at least 75 percent of the aggregate of meetings of the Board and the committees on which he or she served, during the period he or she served as a director. All Board members are expected to attend the Company's annual meeting of shareholders. All Board members attended the Company's 2003 annual meeting.

        The Board also operates through the following committees considered to be necessary or appropriate for the operation of a publicly owned health care company: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, Ethics, Quality and Compliance Committee and Executive Committee. Each of the Board's committees, except the Executive Committee, operates under a written charter that is reviewed annually. The Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Ethics, Quality and Compliance Committee charters are available on our website at www.tenethealth.com. In addition, written copies of these charters are available upon request to our Corporate Secretary. The Board and each committee may from time to time retain independent advisors and consultants to assist the directors in carrying out their responsibilities.

Audit Committee

        The Audit Committee consists of directors Kangas (Chair), Cloud, Honeycutt, Kane and Loop. Director Maurice J. DeWald, who served as Audit Committee Chair at the beginning of fiscal year 2003, retired from the Board at our annual shareholder meeting in 2003. Director Kangas, who the Board has determined is the Audit Committee financial expert, was subsequently chosen by the Board to succeed director DeWald as Audit Committee Chair. The purposes of the Audit Committee are to provide Board oversight of: (1) our accounting, reporting and financial practices, including the integrity of our financial statements, (2) our compliance with legal and regulatory requirements applicable to accounting and auditing matters, (3) the independent auditors' qualifications, independence and performance and (4) the performance of our internal audit function. The Audit Committee has the sole authority to select and retain our independent auditors. The NYSE has adopted independence and financial literacy standards applicable to all Audit Committee members. All of the current members of the Committee meet those standards. The Audit Committee met 14 times during fiscal 2003. The Audit Committee regularly meets in executive session. The Audit Committee Report may be found on page 13.

        The Audit Committee Charter is included as Appendix B to this Proxy Statement and is available on our website at www.tenethealth.com.

Compensation Committee

        The Compensation Committee consists of directors Honeycutt, Kane, Kangas (ex officio) and Kerrey. The Compensation Committee's primary duties and responsibilities include establishing general compensation policies for the Company that support the Company's overall business strategies and objectives and establishing the compensation of our non-employee directors. The Compensation Committee also acts on behalf of the Board in administering all of our employee benefit plans. The Compensation Committee determines which directors, officers, employees, advisors and consultants are eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. With respect to our qualified pension plans, the Compensation Committee is responsible for approving investment policies, reviewing actuarial information concerning the plans and monitoring our retirement savings plans. The Compensation Committee met 13 times during fiscal year 2003. The Compensation Committee regularly meets in executive session. The Compensation Committee Report may be found on page 32.

        The Compensation Committee Charter is available on our website at www.tenethealth.com.

Corporate Governance and Nominating Committee

        In July 2003, the Nominating Committee was combined with the Corporate Governance Committee to form the Corporate Governance and Nominating Committee. This committee consists of directors Cloud (Chair), Kangas (ex officio), Loop and Lozano. Prior to the committees being combined, the Nominating Committee met 16 times and the Corporate Governance Committee met five times during fiscal year 2003. The combined committee met seven times during fiscal year 2003.

        The Corporate Governance and Nominating Committee is responsible for identifying and evaluating corporate governance issues and making recommendations to the Board concerning the Company's Corporate Governance Principles and other corporate governance matters. The Committee is also responsible for identifying and evaluating individuals qualified to become Board members and recommending to the Board candidates to stand for election or re-election as directors.

        The Committee considers candidates at the recommendation of existing Board members, Company management, search firms or other consultants, or shareholders. Shareholders wishing to recommend director candidates to the Board may do so by writing to the Committee in care of the Corporate Secretary at the Company's Santa Barbara office, or by e-mail to boardofdirectors@tenethealth.com.

        At a minimum, director candidates should have demonstrated achievement in their particular field of endeavor, significant business or other management experience that would be of value to the Company, an interest in the provision of health care services, integrity and high ethical standards, good communication and leadership skills, and the ability and willingness to commit adequate time and attention to carry out their Board duties effectively.

        The Committee evaluates candidates through background and reference checks, interviews and an analysis of each candidate's qualifications and attributes in light of the current composition of the Board and the Company's leadership needs at the time. From time to time, the Committee may engage the services of an outside consultant to assist the Committee by conducting searches to identify candidates, evaluating candidates' qualifications, handling background and reference checks, and making initial contacts with potential candidates. During fiscal 2003, the Committee engaged the services of an outside consultant to assist it in identifying and evaluating director candidates.

        The Corporate Governance and Nominating Committee Charter is available on our website at www.tenethealth.com.

Ethics, Quality and Compliance Committee

        The Ethics, Quality and Compliance Committee consists of directors Biondi (Chair), Cloud, Kangas (ex officio), Kerrey, Loop and Lozano. The purpose of the Committee is to assist the Board in its oversight of our policies and procedures on ethics, quality assurance and legal compliance. The Committee is responsible for overseeing our information, procedures and reporting systems to ensure that: (1) our employees, directors and operations comply with all applicable laws and regulations, particularly those applicable to health care providers; (2) we, including our directors and employees, act in accordance with appropriate ethical standards; and (3) our subsidiaries' hospitals deliver quality medical care to their patients. The Committee also reviews proposed related party transactions and determines whether such transactions are appropriate for the Board to consider. The Committee met six times during fiscal year 2003.

        The Ethics, Quality and Compliance Committee Charter is available on our website at www.tenethealth.com.

Executive Committee

        The Executive Committee consists of directors Kangas (Chair), Biondi and Cloud. The Executive Committee, which met twice during fiscal year 2003, may exercise all of the powers of the Board in the management of our business and affairs when the Board is not in session, but may not (1) fill vacancies on the Board, (2) change the membership of, or fill vacancies in, any committee of the Board, (3) adopt, amend or repeal the bylaws or (4) declare dividends. In January 2003, the Board amended our bylaws to provide that the Executive Committee be composed of the chair of each committee of the Board.

Shareholder Communications with the Board of Directors

        Shareholders may communicate with the Board of Directors by e-mail to boardofdirectors@tenethealth.com or by writing to the Board care of the Corporate Secretary at the Company's Santa Barbara office. Shareholder communications will be reviewed internally to determine if the shareholder's concern can best be addressed by referral to a Tenet department such as Investor Relations or Corporate Communications. All other communications will be referred to the Corporate Secretary, who will determine if the communication should be brought to the attention of the full Board, the Chair of the Board or a particular Board committee or Board member.

        Other interested parties may make their concerns known to our non-management directors by following the procedures for reporting concerns to the Audit Committee set forth in our Corporate Governance Principles, which are included as Appendix A to this Proxy Statement and are available on our website at www.tenethealth.com.

AUDIT COMMITTEE REPORT

        The Audit Committee is made up of the five members named below. The Board requires that each member of the Committee be an independent director as defined by the New York Stock Exchange rules, the rules of the Securities and Exchange Commission ("SEC") and the Board's newly adopted independence standards, and each member of the Audit Committee is independent under those criteria. In addition, the Board has determined that director Kangas, who serves as Chair of the Committee, is both independent and an audit committee financial expert, as defined by SEC rules. Recently, the Committee revised its written charter, which was then approved by the Board. The revised charter is included as Appendix B to this Proxy Statement.

        The Committee, on behalf of the Board, oversees the Company's financial reporting process. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and the Company's independent auditors each Quarterly Report on Form 10-Q filed during fiscal year 2003 (the "Forms 10-Q"), as well as the audited consolidated financial statements and the footnotes thereto in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "Form 10-K"), before the Forms 10-Q and Form 10-K were filed with the SEC. The Committee discussed with management the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements prior to the time the respective Forms 10-Q and Form 10-K were filed with the SEC. The Committee also reviewed with management and the Company's independent auditors each press release concerning earnings prior to it being released.

        The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements to accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed by the Committee with the Company's independent auditors under auditing standards generally accepted in the United States of America, including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and Statement on Auditing Standards No. 90 (Audit Committee Communications). The Company's independent auditors have expressed an opinion in their Independent Auditors Report that the Company's fiscal year 2003 audited consolidated financial statements conform to accounting principles generally accepted in the United States of America.

        The Committee discussed with the independent auditors the independent auditors' independence from management and the Company, and received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In concluding that the independent auditors are independent, the Committee considered, among other factors, whether the non-audit services provided by KPMG LLP (as described below) were compatible with their independence. The Committee also retained the independent auditors and made it clear to the independent auditors that the independent auditors report directly to the Committee and not to management.

        The Committee discussed with the Company's internal and independent auditors the overall scopes and plans for their respective audits. The Committee met separately in executive session with each of the internal and independent auditors to discuss, among other matters, the results of their audits, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the Company's fiscal year 2003 audited consolidated financial statements be included in the Form 10-K and filed with the SEC. The Committee also recommended that the Board select KPMG to serve as the Company's independent auditors for fiscal year 2004.

Members of the Audit Committee

Edward A. Kangas, Chair
Sanford Cloud, Jr.
Van B. Honeycutt
John C. Kane
Floyd D. Loop, M.D

Fees Billed By Independent Auditors

	Fiscal Year Ended December 31, 2003	2002 Transition Period	Fiscal Year Ended May 31, 2002
Audit fees(1)	$6,554,500	$1,790,000	$2,583,000
Audit-related fees(2)	1,151,728	430,814	280,000
Tax fees(3)	109,032	251,730	681,000
All other fees(4)	110,000	573,263	1,027,000

(1)
The audit fees for the fiscal year ended December 31, 2003, the 2002 Transition Period and the fiscal year ended May 31, 2002 include $2,336,500, $40,000 and $1,548,000, respectively, of fees for audits of certain of the Company's subsidiaries and partnerships. The audit fees for the fiscal year ended December 31, 2003 include $2,158,000 for divestiture audits and additional fees for separate audit work required for May 2003 and December 2003 in connection with changing our fiscal year end.

(2)
Audit-related fees consisted principally of fees for audits of financial statements of employee benefit plans, agreed-upon procedures, assistance with due diligence, assistance in documenting internal control policies and procedures over financial reporting in relation to Section 404 of the Sarbanes-Oxley Act, and fees related to comfort letters, consents and reviews of filings with the SEC.

(3)
Tax fees consisted of tax compliance, planning and advice.

(4)
All other fees consisted of financial planning and education services for certain of the Company's officers, various advisory services, including a disbursement cycle evaluation, and responding to an SEC subpoena.

        The Audit Committee Charter requires that the Audit Committee pre-approve or adopt procedures to pre-approve all audit and non-audit services provided to the Company by the Company's independent auditors, in accordance with any applicable law, rules or regulations. The Audit Committee has pre-approved all such fees paid to KPMG.

Director Compensation

        During fiscal year 2003, our non-employee directors, which include all our directors except Mr. Fetter, each received a $65,000 annual retainer fee (pro-rated for partial year service). The non-employee directors also received $1,500 per Board meeting and $1,200 per committee meeting attended. Each non-employee director serving as the chair of a committee received an annual fee of $12,000. All directors are reimbursed for travel expenses and other out-of-pocket costs incurred while attending meetings. Our Chairman receives an annual fee of $50,000 in addition to other Board and committee compensation (including committees as to which the Chairman serves as an ex officio member). In fiscal year 2003, Mr. Kangas received a pro rata portion of this annual fee in the amount of $21,807 for the period of time he served as Chairman. In fiscal year 2003, we formed two ad hoc working groups to review sales of certain hospitals and to conduct a search for a Chief Executive Officer. The hospital sales review working group consisted of directors Honeycutt, Kangas and Nakasone. Each of these directors received $1,200 for each of five meetings they attended during fiscal year 2003. The CEO search working group consisted of directors Kangas, Nakasone and Loop. Each of these directors received a $15,000 flat fee during fiscal year 2003 to participate in this ad hoc working group.

  2001 Stock Incentive Plan

        We believe that our 2001 Stock Incentive Plan (the "2001 SIP"), which was approved by our shareholders at the 2001 annual meeting of shareholders, promotes our interests and those of our shareholders by strengthening our ability to attract, motivate and retain directors with training, experience and ability, encouraging the highest level of director performance, and providing directors with a proprietary interest in our financial success and growth.

        The 2001 SIP is administered by the Compensation Committee. All of our non-employee directors are eligible to participate in the 2001 SIP. Under the terms of the 2001 SIP, the Board determines the number of options to be granted to each non-employee director. The Board currently grants options to non-employee directors pursuant to a formula under which each non-employee director receives an automatic grant, on the last Thursday of October of each year, of options to purchase the greater of (x) 18,000 shares of common stock and (y) the number of shares of common stock determined by dividing (i) the product of four times the then-existing annual retainer fee by (ii) the closing price of the common stock on the NYSE on the date of grant. On October 30, 2003, each non-employee director was granted an option to purchase 18,867 shares of common stock. Each such option, which vested immediately upon grant and has a 10-year term, permits the holder to purchase shares at their fair market value on the date of grant, which was $13.78 on October 30, 2003. In addition, on the last Thursday of the month in which new non-employee directors are elected to the Board they are granted options to acquire two times the greater of (x) 18,000 shares of common stock and (y) the number of shares of common stock determined by dividing (i) the product of four times the then-existing annual retainer fee by (ii) the closing price of the common stock on the NYSE on the date of grant. Unless otherwise determined by the Board, each such option will be fully vested immediately upon its grant. On April 24, 2003 and May 29, 2003, respectively, directors Kangas and Nakasone received options to purchase 36,000 shares of our common stock according to the immediately foregoing formula. In addition, on June 26, 2003, director Kane received options to purchase 44,368 shares of our common stock when he joined the Board in June 2003. On March 25, 2004, director Pettingill received options to purchase 49,904 shares of our common stock when he joined the Board in March 2004.

        Under the terms of the 2001 SIP, a non-employee director may make an election to convert all or a portion of her or his annual retainer into options, provided that, at the time the non-employee director makes such an election, he or she meets the Board's stock ownership guidelines. (See "Stock Ownership Guidelines" below.) A non-employee director who makes such an election will receive a number of options equal to (x) four times the amount of the annual retainer to be converted into options divided by (y) the fair market value of our common stock on the day that the non-employee director otherwise would have received payment of the annual retainer. During fiscal year 2003, director Nakasone elected to convert his pro-rated annual retainer fee and received options to purchase 11,896 shares of our common stock.

        If a non-employee director is removed from office by our shareholders, is not nominated for re-election by the Board or is nominated by the Board but is not re-elected by our shareholders, the options granted under the 2001 SIP will expire one year after the date of removal or failure to be elected unless during such one-year period the non-employee director dies or becomes permanently and totally disabled, in which case the option will expire one year after the date of death or permanent and total disability. If the non-employee director retires, the options granted under the 2001 SIP will continue to be exercisable and expire in accordance with their terms. If the non-employee director dies or becomes permanently and totally disabled while serving as a non-employee director, the options granted under the 2001 SIP will expire five years after the date of death or permanent and total disability unless by their terms they expire sooner. The maximum term of an option is 10 years from the date of grant.

        In the event of any future change in our capitalization, such as a stock dividend or stock split, the Compensation Committee may make an appropriate and proportionate adjustment to the numbers of shares subject to then-outstanding awards, as well as to the maximum number of shares available for future awards.

        The 2001 SIP also provides for all outstanding awards that are not vested fully to vest fully without restrictions in the event of certain conditions, including our dissolution or liquidation, a reorganization, merger or consolidation that results in our not being the surviving corporation, or upon the sale of all or substantially all of our assets, unless provisions are made in connection with such transaction for the continuance of the 2001 SIP with adjustments appropriate to the circumstances.

        In addition, upon the occurrence of a change of control, any options held by non-employee directors that have not already vested will fully vest and any restrictions upon exercise will immediately cease. For purposes of the 2001 SIP, a change of control will have occurred if: (i) any entity is or becomes the beneficial owner directly or indirectly of 20 percent or more of our stock, or (ii) any entity makes a filing under Section 13(d) or 14(d) of the Securities Exchange Act of 1934 with respect to us which discloses an intent to acquire control of the Company in a transaction or series of transactions not approved by the Board.

  Stock Ownership and Stock Option Exercise Retention Guidelines

        In March 2003, the Board adopted stock ownership guidelines that require each director to own shares of our stock with a value equal to three times the annual retainer by the later of March 11, 2008 and five years after the date on which the director joins the Board. In March 2003, the Board adopted stock option exercise retention guidelines that require directors to hold for at least one year following an option exercise the "net shares" received upon the exercise of stock options. For this purpose, "net shares" means the number of shares obtained by exercising the option, less the number of any shares sold to pay the exercise price of the option and any taxes and transaction costs due upon the exercise.

  Deferred Compensation Plan

        Under our 2001 Deferred Compensation Plan ("DCP"), directors, officers and other employees may defer all or a portion of their compensation. Individuals who elect to defer all or a portion of their compensation may request that the following types of investment crediting rates be applied to their deferred compensation: an annual rate of interest equal to one percent below the prime rate of interest; a rate of return based on one or more benchmark mutual funds; or a rate of return based on the performance of the price of our common stock, designated as stock units that are payable in shares of our common stock. Deferred compensation invested in stock units may not be transferred out of stock units. Compensation deferred by directors, officers and other employees is distributed when service or employment terminates and is paid either in a lump sum or in equal monthly installments over a period of up to 15 years.

        Prior to being amended by the Compensation Committee in March 2004, the DCP contained provisions that provided for a matching contribution to the deferred compensation accounts of directors who requested that their deferred compensation be invested in stock units. On each date on which a director's deferred compensation was invested in stock units, we made a contribution, which was also invested in stock units, in an amount equal to 15 percent of the amount of the director's deferral. In fiscal year 2003, directors Biondi, Cloud, Honeycutt, Kerrey, Loop and Lozano elected to defer a portion of their compensation and requested that all or a portion of their deferred compensation be invested in stock units. The dollar value of our supplementary contribution to each of their stock unit accounts during fiscal year 2003 was: Fr. Biondi, $19,005; Mr. Cloud, $4,500; Mr. Honeycutt, $20,277; Mr. Kerrey, $17,850; Dr. Loop, $22,710; and Ms. Lozano $17,850. We did not make such supplementary contributions on behalf of officers or other employees.

        We established a trust for the purpose of securing our obligations to make distributions under the DCP. The trust is a "rabbi trust" and is funded with 3,234,758 shares of our common stock. The trustee will make required payments to participants in the event that we fail to make such payments for any reason other than our insolvency. In the event of our insolvency, the assets of the trust will be subject to the claims of our general creditors. In the event of a change of control, we are required to fund the trust in an amount that is sufficient, together with all assets then held by the trust, to pay each participant the benefits to which the participant would be entitled as of the date of the change of control.

        For purposes of the DCP, a change of control will have occurred if: (i) any entity is or becomes the beneficial owner directly or indirectly of 20 percent or more of our stock, or (ii) individuals who, as of August 1, 2000, constitute the Board (the "Incumbent Board") cease for any reason to constitute the majority of the Board; provided that individuals nominated by a majority of the directors then constituting the Incumbent Board and elected to the Board after August 1, 2000 will be deemed to be included in the Incumbent Board. Individuals who initially are elected to the Board as a result of an actual or threatened election contest or proxy solicitation (other than on behalf of the Incumbent Board) will be deemed not to be included in the Incumbent Board.

  Directors Retirement Plan

        Our Directors Retirement Plan (the "DRP") was discontinued as to all directors joining the Board after October 6, 1999. Only non-employee directors Biondi, Cloud and Loop participate in the DRP. Non-employee directors Honeycutt, Kane, Kangas, Kerrey and Lozano are not eligible to participate because they joined the Board after October 6, 1999. Because Mr. Fetter is an employee director he is not eligible to participate.

        Under the DRP, we are obligated to pay to a director an annual retirement benefit for a period of 10 years following retirement. The annual retirement benefit is based on years of service as a director and is equal to the lower of (x) the amount of the annual Board retainer (currently $65,000) at the time an eligible director retires and (y) $25,000, increased by a compounded rate of six percent per year from 1985 to the directors' termination of service. The retirement benefits are paid monthly.

        A director's interest in the retirement benefit becomes partially vested after five years of service as a director and fully vested after 10 years of service as a director. Participants may elect to receive the retirement benefits in the form of a joint and survivor annuity, and the participant and his or her surviving spouse may designate a beneficiary as the recipient of the joint and survivor annuity in the event both should die before all payments have been made. The present value of the joint and survivor annuity will be actuarially equivalent to the present value of the payments that would be made over the 10-year period referred to above.

        Retirement benefits under the DRP, with certain adjustments, are paid to directors whose services are terminated for any reason other than death prior to normal retirement, so long as the director has completed at least five years of service. In the event of the death of any director, before or after retirement, the retirement benefit will be paid to his or her surviving spouse, eligible children under the age of 21 or the designated beneficiary discussed above. In the event of a change of control followed by a director's termination of service or a director's failure to be re-elected upon the expiration of his or her term in office, directors will be deemed fully vested in the DRP without regard to years of service and will be entitled to receive full retirement benefits.

        For purposes of the DRP, a change of control will have occurred if: (i) any entity is or becomes the beneficial owner directly or indirectly of 20 percent or more of our stock, or (ii) during any two-year period after January 1, 1985, individuals who at the beginning of such period constitute the Board cease for any reason other than death or disability to constitute at least a majority of the Board.

  Directors Life Insurance Program

        Our Directors Life Insurance Program (the "Program") was discontinued as to all directors joining the Board after October 6, 1999. As of December 31, 2003, non-employee directors Biondi, Cloud and Loop had elected to participate in the Program and life insurance policies had been purchased by policy owners on each of their lives and on the life of another person designated by each. Non-employee directors Honeycutt, Kerrey, Kane, Kangas and Lozano are not eligible to participate in the Program because they joined the Board after October 6, 1999. Because Mr. Fetter is an employee director he is not eligible to participate.

        Under the Program, we may enter into a split-dollar life insurance agreement with a policy owner designated by a director providing for the purchase of a joint life, second-to-die, life insurance policy insuring the lives of the director and another person designated by the director. The amount of insurance purchased will be sufficient to provide a death benefit of at least $1,000,000 to the beneficiaries designated by the policy owner, and to allow us to recover the premiums we have paid towards keeping the policies in force until the deaths of both the director and the designated other person.

        Each year the policy owner pays to the insurer the cost of the term portion of the policy and we pay a taxable bonus to each director in the amount that approximates the cost of a one-year $1,000,000 non-renewable term life insurance policy. A participating director may choose to reimburse the policy owner for the amount paid for the term portion of the policy. We pay the full cost of the policy, less the amount paid by the policy owner each year for the term portion of the policy, in annual installments over approximately seven years.

COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE

        As noted above, we changed our fiscal year end from May 31 to December 31, effective December 31, 2002. The following table summarizes the compensation paid by us for the fiscal year ended December 31, 2003, for the 2002 Transition Period and for the fiscal years ended May 31, 2002 and 2001 to (1) our Chief Executive Officer, (2) our four most highly compensated executive officers during fiscal year 2003 and (3) our former Chief Executive Officer who served for part of fiscal year 2003 (collectively, the "Named Executive Officers").

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary($)(1)	Bonus($)(1)		Other Annual Compensation ($)(2)		Restricted Stock Awards ($)		Securities Underlying Options(#)(3)	All Other Compensation ($)(4)
Fetter CEO and President	2003 2002 Transition 5/31/2002 5/31/2001	848,539 332,500 n/a n/a	262,500 -0- n/a n/a		1,250,125 -0- n/a n/a	(5)	3,728,000	(6)	350,000 450,000 n/a n/a	33,516 -0- n/a n/a
Schochet Vice Chairman	2003 2002 Transition 5/31/2002 5/31/2001	573,000 328,750 544,000 523,000	78,788 -0- 1,203,280 917,551		-0- -0- -0- -0-				-0- 275,000 195,000 135,000	12,270 50,070 48,034 39,208
Farber Chief Financial Officer	2003 2002 Transition 5/31/2002 5/31/2001	540,000 242,801 363,991 350,000	81,000 -0- 665,280 599,800		83,634 51,595 78,399 138,128	(7) (7) (7) (7)			-0- 275,000 123,750 112,500	23,289 29,960 31,762 7,410
Jennings(8) Chief Operating Officer	2003 2002 Transition 5/31/2002 5/31/2001	562,693 289,083 477,250 460,000	84,015 -0- 827,585 754,475		-0- -0- -0- -0-				75,000 250,000 240,000 195,000	10,490 38,263 9,681 9,271
Smith(9) President, Western Division	2003 2002 Transition 5/31/2002 5/31/2001	602,308 310,750 516,750 498,000	89,937 -0- 1,216,717 1,127,457		-0- -0- -0- -0-				75,000 250,000 240,000 210,000	21,718 53,894 10,314 9,939
Barbakow(10) Former CEO	2003 2002 Transition 5/31/2002 5/31/2001	585,231 727,592 1,204,275 1,158,000	-0- -0- 4,178,834 3,359,000	(13)	59,666 67,687 146,959 70,876	(11) (11) (11) (11)			-0- -0- 1,500,000 1,500,000	1,418,226 153,698 102,612 98,112	(12)

(1)
Includes compensation deferred at the election of the executive or as determined by the Compensation Committee of the Board of Directors.

(2)
A -0- in this column means that no such compensation was paid other than perquisites that have not been included because their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10% of salary plus bonus.

(3)
All stock option data reflects the impact of the stock split that occurred on June 28, 2002.

(4)
The aggregate amounts set forth in "All Other Compensation" include the following: (i) matching company contributions to the Tenet Retirement Savings Plan, (ii) matching company contributions to the Deferred Compensation Plan (the "DCP") as a result of IRS limitations on amounts that may be deferred under the Tenet Retirement Savings Plan and (iii) certain amounts paid with respect to life, accidental death and dismemberment and long-term disability insurance policies that are provided to individuals who are eligible to participate in our Supplemental Executive Retirement Plan ("SERP"). The following table reflects the amount of each of the foregoing paid to each of the Named Executive Officers in fiscal year 2003.

	Fetter	Schochet	Farber	Jennings	Smith	Barbakow
Tenet Retirement Savings Plan	10,000	8,000	10,000	6,000	6,000	6,000
Deferred Compensation Plan	19,456	-0-	10,200	-0-	11,353	14,483
Life and Disability Insurance Under SERP	4,060	4,270	3,089	4,490	4,365	2,943
(5)
Includes $1,201,746 of relocation-related expenses reimbursed to Mr. Fetter pursuant to his November 2002 employment letter. These costs consist primarily of reimbursement for the loss he incurred on the sale of his residence in San Francisco, California in 2003.

(6)
Pursuant to a restricted stock agreement we entered into with Mr. Fetter on January 21, 2003, we agreed to grant Mr. Fetter two shares of restricted stock for each share of common stock purchased by Mr. Fetter in the open market. On January 21, 2003, Mr. Fetter purchased 100,000 shares of common stock and was granted 200,000 shares of unvested restricted stock. The value of the restricted stock reported above is based on the closing price of $18.64 per share of our common stock on the date of the grant. The restricted stock will vest as follows: (1) one-third will vest on January 21, 2005; (2) an additional one-third will vest on January 21, 2006; and (3) the balance will vest on January 21, 2007. Although these restricted shares would be eligible to receive dividends in the event a common share dividend was ever declared, we currently do not pay dividends on our common stock. As of the end of our fiscal year 2003, Mr. Fetter held a total of 200,000 shares of unvested restricted stock valued at $3,210,000 (based on the closing price of $16.05 per share of our common stock on December 31, 2003).

(7)
The totals for fiscal year 2003, the 2002 Transition Period, and fiscal years 2002 and 2001 include $60,000, $34,615, $60,000 and $60,120, respectively, of relocation-related expenses reimbursed to Mr. Farber pursuant to a relocation program.

(8)
Mr. Jennings was elected as an executive officer in March 2003.

(9)
Mr. Smith was elected as an executive officer in March 2003.

(10)
Mr. Barbakow resigned from the position of Chief Executive Officer of the Company on May 26, 2003.

(11)
The totals for fiscal years 2003, 2002 and 2001 include $48,032, $12,331 and $34,090, respectively, of corporate-sponsored automobile use. The total for the 2002 Transition Period includes $18,060 of membership fees, organization dues and related expenses. The totals for fiscal years 2002 and 2001 include $66,962 and $36,786, respectively, that are the incremental cost to us of Mr. Barbakow's personal use of our aircraft.

(12)
In addition to the amounts set forth above in the table in footnote 4, Mr. Barbakow's other compensation for fiscal year 2003 includes $1,297,262 in severance paid pursuant his severance arrangement and $97,538 paid in unused personal leave.

(13)
Includes $2,000,000 awarded to Mr. Barbakow under the 1997 Annual Incentive Plan and a $1,359,000 discretionary contribution made to Mr. Barbakow's DCP account. Mr. Barbakow became entitled to the distribution of his DCP account, including the discretionary contribution, upon termination of his employment.

OPTION GRANTS DURING FISCAL YEAR 2003

        The following table sets forth information concerning options granted to the Named Executive Officers during fiscal year 2003.

	Individual Grants
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year 2003(2)	Exercise Price ($/Share)(3)	Expiration Date	Grant Date Present Value($)(4)
Fetter	350,000	27.6	14.98	September 15, 2013	2,842,000
Schochet	-0-	0.0	-0-		-0-
Farber	-0-	0.0	-0-		-0-
Jennings	75,000	5.9	16.65	March 11, 2013	699,000
Smith	75,000	5.9	16.65	March 11, 2013	699,000
Barbakow(5)	-0-	0.0	-0-		-0-

(1)
These options vest ratably over a three-year period from the date of grant.

(2)
The percentages shown are percentages of the total number of options granted to employees to purchase our common stock.

(3)
All options to purchase our common stock are exercisable at a price equal to the closing price of our common stock on the date of grant.

(4)
The Grant Date Present Values of the options granted to the Named Executive Officers during fiscal year 2003 were derived using a standard Black-Scholes stock option valuation model. The valuation data and assumptions used to calculate the values for the options granted to our Named Executive Officers other than Mr. Fetter were as follows:

Date of Grant	03/11/2003
Stock Price	$16.65
Exercise Price	$16.65
Expected Dividend Yield	0%
Expected Volatility	51.81%
"Risk Free" Interest Rate	3.11%
Expected Life (Years)	7
Present Value/Option	$9.32

  The valuation data and assumptions used to calculate the values for the options granted to Mr. Fetter were as follows:

Date of Grant	09/15/2003
Stock Price	$14.98
Exercise Price	$14.98
Expected Dividend Yield	0%
Expected Volatility	48.00%
"Risk Free" Interest Rate	3.72%
Expected Life (Years)	7
Present Value/Option	$8.12

  The Expected Volatility is derived using daily data drawn from the seven years preceding the Date of Grant. The Risk Free Interest Rate is the approximate yield on seven-year United States Treasury Bonds on the date of grant. The Expected Life is an estimate of the number of years the option will be held before it is exercised. The valuation model was not adjusted for nontransferability, risk of forfeiture or the vesting restrictions of the options, all of which would reduce the value if factored into the calculation.

  We do not believe that the Black-Scholes model or any other valuation model is a reliable method of computing the present value of the options granted to the Named Executive Officers. The value ultimately realized, if any, will depend on the amount by which the market price of our common stock on the date of exercise exceeds the exercise price.

(5)
Mr. Barbakow resigned from the position of Chief Executive Officer of the Company on May 26, 2003.

OPTION EXERCISES AND YEAR-END VALUE TABLE
DECEMBER 31, 2003

        The following table sets forth information concerning options exercised by each of the Named Executive Officers during fiscal year 2003 and unexercised options held by each of them as of December 31, 2003.

			Number of Unexercised Options at 12/31/2003(#)		Value of Unexercised In-the-Money Options at 12/31/2003($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Fetter	-0-	-0-	250,000	650,000	123,125	374,500
Schochet	-0-	-0-	655,000	340,000	1,303,875	-0-
Farber	-0-	-0-	295,000	316,250	340,418	-0-
Jennings	-0-	-0-	290,000	405,000	-0-	-0-
Smith	-0-	-0-	610,000	405,000	1,182,000	-0-
Barbakow(2)	147,000	883,264	7,350,000	-0-	7,304,955	-0-

(1)
Based on the $16.05 per share closing price of our common stock on December 31, 2003.

(2)
Mr. Barbakow resigned from the position of Chief Executive Officer of the Company on May 26, 2003. All of Mr. Barbakow's unvested options vested upon the termination of his employment effective May 27, 2003 pursuant to the Tenet Executive Severance Protection Plan, which is described on page 30. These shares were acquired upon the exercise of options prior to their scheduled expiration in 2003.

Stock Ownership and Stock Option Exercise Retention Guidelines

        In March 2003, the Board adopted stock ownership and stock option exercise retention guidelines for our directors and senior officers to help demonstrate the alignment of the personal interests of directors and senior officers with those of our shareholders. The stock ownership guidelines require each senior officer to own shares of our stock with a value equal to the following multiples of his or her salary and require each director to own shares of our stock with a value equal to three times the annual Board retainer. The ownership guidelines must be met by the later of March 11, 2008 and five years from the date on which an individual becomes a senior officer or a director joins the Board, as the case may be.

Title	Multiple of Base Salary
CEO	5x
President	4x
EVP and others above SVP	2x
SVP	1x

        The stock retention guidelines require all officers with the title of senior vice president or above to hold for at least one year the "net shares" received upon the exercise of stock options. For this purpose, "net shares" means the number of shares obtained by exercising the option, less the number of shares sold to pay the exercise price of the option and any taxes or transaction costs due upon the exercise.

Supplemental Executive Retirement Plan ("SERP")

        The SERP provides our Named Executive Officers (and certain other Company executives) with supplemental retirement benefits in the form of retirement payments for life. At retirement, the monthly benefit paid to a Named Executive Officer will be a product of four factors: (i) the officer's highest average monthly earnings for any consecutive 60-month period during the 10 years preceding retirement; (ii) the number of years of service with a maximum of 20 years; (iii) a vesting factor; and (iv) a percentage factor, not to exceed 2.7 percent, to reduce this benefit to reflect the projected benefit from our other retirement benefits available to the officer and from Social Security. The monthly benefit is reduced in the event of early retirement or termination of employment. Unreduced retirement benefits are available at age 62.

        In the event of the death of an officer, before or after retirement, one-half of the benefit earned as of the date of death will be paid to the surviving spouse for life (or to the participant's children until the age of 21 if the participant dies without a spouse). Lump sum distributions are permitted in certain circumstances and subject to certain limitations.

        For participants who were not actively at work as regular, full-time employees on or after February 1, 1997, "earnings" is defined in the SERP as the participant's base salary excluding bonuses and other cash and noncash compensation. In fiscal year 1997, the SERP was amended to provide that, for all participants who are actively at work as regular, full-time employees on or after February 1, 1997, "earnings" means the participant's base salary and annual cash bonus, but not automobile and other allowances and other cash and noncash compensation.

        The SERP also was amended in fiscal 1997 to provide that for all participants who are actively at work as regular, full-time employees on or after February 1, 1997: (i) the reduction for early retirement (retirement before age 65) for benefits received prior to age 62 was reduced from 5.04 percent to 3.0 percent per year and the maximum of such yearly reductions was reduced from 35.28 percent to 21 percent; (ii) the offset factor for the projected benefits from other Company benefit plans will be applied only to the base salary component of earnings; and (iii) the annual eight percent cap on increases in earnings that had been in effect was eliminated.

        In the event of a change of control, the Named Executive Officers will be deemed fully vested in the SERP for all years of service to the Company without regard to actual years of service and will be entitled to normal retirement benefits without reduction on or after age 60. In addition, if a participant is a regular, full-time employee actively at work on or after April 1, 1994, with the corporate office or a division or a subsidiary that has not been declared to be a discontinued operation, and who has not yet begun to receive benefit payments under the SERP and voluntarily terminates employment following the occurrence of certain events discussed below, or is terminated without cause, within two years of a change of control, then such participant will be (i) deemed fully vested in the SERP without regard to actual years of service, (ii) credited with three additional years of service, not to exceed a total of 20 years credited service, and (iii) entitled to the normal retirement benefits without reduction on or after age 60 or benefits at age 50 with reduction for each year of receipt of benefit prior to age 60. In addition, the "earnings" used in calculating the benefit will include the participant's base salary and the annual cash bonus paid to the participant, but exclude other cash and noncash compensation. Furthermore, the provision in the SERP prohibiting benefits from being paid to a participant if the participant becomes an employee or consultant of a competitor of the Company within three years of leaving the Company would be waived. The occurrence of any of the following events within two years of a change of control causes the additional payments discussed above to become payable if a participant voluntarily terminates his or her employment: (1) a material downward change in the participant's position, (2)(A) a reduction in the participant's annual base salary, (B) a material reduction in the participant's annual incentive plan award other than for financial performance as it broadly applies to all similarly situated executives in the same plan, or (C) a material reduction in the participant's retirement or supplemental retirement benefits that does not broadly apply to all executives in the same plan, or (3) the transfer of the participant's office to a location that is more than 50 miles from his or her current principal office. Finally, the SERP provides that in no event shall (x) the total present value of all payments under the SERP that are payable to a participant and are contingent upon a change of control in accordance with the rules set forth in Section 280G of the IRS Code when added to (y) the present value of all other payments (other than payments that are made pursuant to the SERP) that are payable to a participant and are contingent upon a change of control, exceed an amount equal to 299 percent of the participant's "base amount" as that term is defined in Section 280G of the IRS Code.

        A change of control is deemed to have occurred if (i) any entity becomes the beneficial owner, directly or indirectly, of 20 percent or more of our common stock, or (ii) individuals who, as of April 1, 1994, constitute the Board (the "Incumbent Board") cease for any reason to constitute the majority of the Board; provided that individuals nominated by a majority of the directors then constituting the Incumbent Board and elected to the Board after April 1, 1994 will be deemed to be included in the Incumbent Board and individuals who initially are elected to the Board as a result of an actual or threatened election contest or proxy solicitation (other than on behalf of the Incumbent Board) will be deemed not to be included in the Incumbent Board.

        We established a trust for the purpose of securing our obligation to make distributions under the SERP. The trust is a "rabbi trust" and is funded with 3,750,000 shares of our common stock. The trustee will make required payments to participants or their beneficiaries in the event that we fail to make such payments for any reason other than our insolvency. In the event of our insolvency, the assets of the SERP Trust will be subject to the claims of our general creditors. In the event of a change of control, we are required to fund the SERP Trust in an amount that is sufficient, together with all assets then held by the SERP Trust, to pay each participant or beneficiary, on a pretax basis, the benefits to which the participant or the beneficiary would be entitled as of the date of the change of control.

        The table below presents the estimated maximum annual retirement benefits payable to the Named Executive Officers under the SERP.

Pension Plan Table
(Supplemental Executive Retirement Plan)(1)

	Estimated Annual Retirement Benefit For Years of Service Indicated($)
Earnings($)(2)
	5 Years	10 Years	15 Years	20 Years(3)
700,000	94,500	189,000	283,500	378,000
900,000	121,500	243,000	364,500	486,000
1,100,000	148,500	297,000	445,500	594,000
1,300,000	175,500	351,000	526,500	702,000
1,500,000	202,500	405,000	607,500	810,000
1,700,000	229,500	459,000	688,500	918,000
1,900,000	256,500	513,000	769,500	1,026,000
2,100,000	283,500	567,000	850,500	1,134,000
2,300,000	310,500	621,000	931,500	1,242,000
2,500,000	337,500	675,000	1,012,500	1,350,000
2,700,000	364,500	729,000	1,093,500	1,458,000
2,900,000	391,500	783,000	1,174,500	1,566,000
3,100,000	418,500	837,000	1,255,500	1,674,000
3,300,000	445,500	891,000	1,336,500	1,782,000
3,500,000	472,500	945,000	1,417,500	1,890,000
3,700,000	499,500	999,000	1,498,500	1,998,000
3,900,000	526,500	1,053,000	1,579,500	2,106,000
4,100,000	553,500	1,107,000	1,660,500	2,214,000
4,300,000	580,500	1,161,000	1,741,500	2,322,000

(1)
The benefits listed are subject to reduction for projected benefits from the Tenet Retirement Savings Plan, Deferred Compensation Plan and Social Security. The effect of these reductions is not included in the table.

(2)
As defined above.

(3)
The benefit is the same for each period beyond 20 years since benefits under the SERP are calculated based on a maximum of 20 years of service.

        As of December 31, 2003, "earnings" for purposes of determining benefits under the SERP for the Named Executive Officers were as follows: Mr. Fetter, $1,008,876; Mr. Schochet, $1,295,088; Mr. Farber, $701,532; Mr. Jennings, $951,012; Mr. Smith, $1,242,420; and Mr. Barbakow, $3,488,736. As of December 31, 2003, the estimated credited years of service for the Named Executive Officers under the SERP were as follows: Mr. Fetter, 8 years; Mr. Schochet, 20 years; Mr. Farber, 4 years, Mr. Jennings, 13 years; Mr. Smith, 20 years; and Mr. Barbakow, 14 years. In fiscal years 1999 through 2001, Mr. Barbakow's credited years of service under the SERP were enhanced such that he received credit for two years of service for each year he served as Chief Executive Officer, totaling six additional years of service. In an April 2003 letter, Mr. Barbakow acknowledged that he would not receive an award with respect to the 2002 Transition period under the Company's 2001 Annual Incentive Plan and waived the previously approved enhancements to his years of service under the SERP for any period after May 31, 2002. At the time Mr. Barbakow waived his right to these previously approved enhancements, it also was determined that the positions of Chairman and Chief Executive Officer would be separated and he would not stand for re-election to the Board. In connection with these actions, the Compensation Committee added the Chief Executive Officer position to the TESPP, with Mr. Barbakow being eligible to receive the same level of severance benefits as the other Named Executive Officers. Mr. Barbakow resigned from the position of Chief Executive Officer of the Company on May 26, 2003.

        We purchased insurance policies on the lives of certain current and past participants in the SERP to reimburse us, based on actuarial calculations, for amounts to be paid to the participants under the SERP over the course of the participants' retirement (assuming that our original estimates as to interest rates, mortality rates, tax rates and certain other factors are accurate). SERP participants also are provided a life insurance benefit for the designee of each participant and a disability insurance policy for the benefit of each participant. Both of these benefits are fully insured.

Employment Agreements

  Mr. Fetter

        Mr. Fetter became Chief Executive Officer of the Company on September 12, 2003. Mr. Fetter had been serving as the Company's acting Chief Executive Officer since May 2003. Mr. Fetter does not have a formal employment agreement, but the terms of his employment as our President and Chief Executive Officer are set forth in letters dated November 7, 2002 and September 15, 2003 and a memorandum dated as of September 15, 2003 (the "2002/2003 Correspondence"), which remain in effect. The 2002/2003 Correspondence set an initial base salary, set his target award percentage for purposes of annual incentive awards and provided for two separate grants of 350,000 and 450,000 options to acquire our common stock. The 2002/2003 Correspondence also provided for future option grants in accordance with our then existing Chief Executive Officer option grant guidelines and state that Mr. Fetter is entitled to participate in our incentive, retirement, health and welfare, and other benefit plans. The Compensation Committee of the Board has been conducting a review of our compensation policies. This review includes comparing our executive compensation with compensation for comparable positions in the health care industry. The results of this review could impact the base compensation, bonus and option grant levels of our Chief Executive Officer. Copies of the November 7, 2002 and the September 15, 2003 letters were filed as exhibits to our Quarterly Reports on Form 10-Q for the quarterly periods ending November 30, 2002 and September 30, 2003, respectively.

        We entered into a restricted stock agreement with Mr. Fetter, dated January 21, 2003, pursuant to which we agreed to grant him two shares of restricted stock under our 2001 SIP for each share of our common stock purchased by Mr. Fetter in the open market, up to a maximum of 200,000 shares of restricted stock. On January 21, 2003, Mr. Fetter purchased 100,000 shares of our common stock and was granted 200,000 shares of unvested restricted stock. Subject to Mr. Fetter retaining all of the 100,000 shares he purchased until all of the restricted stock has vested, one-third of the 200,000 shares of restricted stock will vest two years after the grant date, an additional one-third will vest three years after the grant date and the remaining one-third will vest four years after the grant date. A Form 4 reporting Mr. Fetter's purchase of shares and the grant of restricted stock was filed on January 22, 2003. A copy of the January 21, 2003 restricted stock agreement was included as an exhibit to our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2003.

  Mr. Barbakow

        Mr. Barbakow was Chief Executive Officer of the Company from June 1993 through May 26, 2003. Mr. Barbakow did not have a formal employment agreement, but the terms of his initial employment are set forth in letters dated May 26 and June 1, 1993, and a memorandum dated June 14, 1993 (the "1993 Correspondence"). The 1993 Correspondence set an initial base salary and provided that Mr. Barbakow would be entitled to participate in our incentive, pension and other benefit plans. In addition, he was guaranteed the same type of fringe benefits and perquisites that are provided to other executive officers. A special-purpose committee of the Board retained a nationally recognized compensation consulting firm to assist it in negotiating the terms of Mr. Barbakow's initial employment and received an opinion from that firm stating that the terms of his employment were fair and reasonable.

        We entered into a Deferred Compensation Agreement with Mr. Barbakow, dated as of May 31, 1997, pursuant to which we agreed that the portion of Mr. Barbakow's salary in any year that would not be deductible by us under Section 162(m) of the Internal Revenue Code will be deferred. Amounts deferred are unsecured and bear interest at one percent less than the prime rate.

        In connection with the stock option grants made to him on May 29 and June 1, 2001, Mr. Barbakow sent us a Memorandum of Understanding, dated June 1, 2001, in which he confirmed his intention to remain in his current position for a period of at least three years.

        In an April 2003 letter, Mr. Barbakow acknowledged that he would not receive an award with respect to the 2002 Transition period under the Company's 2001 Annual Incentive Plan and waived the previously approved enhancements to his years of service under the SERP for any period after May 31, 2002. At the time Mr. Barbakow waived his right to these previously approved enhancements, it also was determined that the positions of Chairman and Chief Executive Officer would be separated and he would not stand for re-election to the Board. In connection with these actions, the Compensation Committee added the Chief Executive Officer position to the TESPP, with Mr. Barbakow being eligible to receive the same level of severance benefits as the other Named Executive Officers. Mr. Barbakow resigned from the position of Chief Executive Officer of the Company on May 26, 2003.

Mr. Jennings

        Mr. Jennings was named Chief Operating Officer, effective February 9, 2004. Mr. Jennings does not have a formal employment agreement, but the terms of his employment as our Chief Operating Officer are set forth in a letter dated January 30, 2004 and remain in effect. The letter set an initial base salary, set his target award percentage for purposes of annual incentive awards, provided for a recommendation for future option grants and states that Mr. Jennings is entitled to participate in our retirement, health and welfare, and other benefit plans. A copy of the January 30, 2004 letter was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Mr. Smith

        Mr. Smith was named President, Western Division, effective March 10, 2003. Mr. Smith does not have a formal employment agreement, but the terms of his employment as our President, Western Division are set forth in a letter dated April 16, 2003 and remain in effect. The letter set an initial base salary, set his target award percentage for purposes of annual incentive awards, provided for an initial grant of 75,000 options to acquire our common stock and states that Mr. Smith is entitled to participate in our retirement, health and welfare, and other benefit plans. A copy of the April 16, 2003 letter was filed as an exhibit to our Annual Report on Form 10-K for the Transition Period from June 1, 2002 to December 31, 2002.

        Mr. Smith is entitled to interest on amounts deferred pursuant to the American Medical International Senior Executive Deferred Compensation Plan, which may provide for the payment upon termination of employment of above-market interest calculated with respect to his period of employment. If Mr. Smith terminates employment by death, disability, normal retirement or early retirement, or if Mr. Smith has an adverse change of employment condition following a change in control, his accounts will be deemed to have accrued interest during the period the account was maintained while he was an employee at a rate that may be above prevailing market rates; however, for any other termination of employment, Mr. Smith's accounts will only be deemed to have accrued interest at a rate equal to the annualized average six-month Treasury Bill rate for the five years ending prior to the date of termination.

Executive Severance Protection Plan

        In January 2003, the Board adopted the Tenet Executive Severance Protection Plan ("TESPP"), which is a comprehensive severance policy for officers at or above the senior vice president level that replaced all then existing severance agreements and arrangements that these individuals may have had. Each of the Named Executive Officers participates in the TESPP and is entitled to certain severance payments and other benefits if his or her employment is terminated for certain reasons ("qualifying terminations") or if there is a change of control of the Company. The qualifying terminations covered by the plan include (1) involuntary termination without "cause" and (2) resignation as a result of: (a) a material reduction in job duties; (b) a 10 percent or more reduction in combined base salary and target bonus; (c) a material reduction in retirement or supplemental retirement benefits; or (d) an involuntary relocation more than 50 miles from the executive's current workplace. The term "cause" includes dishonesty, fraud, willful misconduct, breach of fiduciary duty, conflict of interest, commission of a felony, a material failure or refusal to perform one's job duties, or other wrongful conduct of a similar nature and degree.

        Upon a qualifying termination, which includes the resignation of Mr. Barbakow as Chief Executive Officer, a Named Executive Officer is entitled to receive, for either a two or three year period following termination, annual severance payments equal to her or his annual salary and target bonus as of the date of the termination. The period in which these payments are made is referred to as the "severance period." During the severance period, the Named Executive Officer will continue to receive health and welfare benefits, a car allowance, age and service credit for purposes of our SERP, and certain other benefits and perquisites. Also, any restricted stock units will immediately vest and any options will immediately vest and be exercisable until the end of the severance period, unless by their terms they expire sooner. A Named Executive Officer who attains retirement age during the severance period will be treated as a retiree and any vested options held by the individual will continue to be exercisable for the term of the options.

        In the event of a change of control, a Named Executive Officer who did not have a qualifying termination will be entitled to the immediate acceleration and vesting of all her or his unvested options and restricted stock units if such options and restricted stock units are not assumed and/or substituted with equivalent options and restricted stock units in connection with the change of control. For purposes of the TESPP, a "change of control" will have occurred if: (i) any entity is or becomes the beneficial owner directly or indirectly of 20 percent or more of our stock, or (ii) individuals who, as of April 1, 1994, constitute the Board (the "Incumbent Board") cease for any reason to constitute the majority of the Board; provided that individuals nominated by a majority of the directors then constituting the Incumbent Board and elected to the Board after April 1, 1994, will be deemed to be included in the Incumbent Board. Individuals who initially are elected to the Board as a result of an actual or threatened election contest or proxy solicitation (other than on behalf of the Incumbent Board) will be deemed not to be included in the Incumbent Board. Pursuant to the requirements of the TESPP, each Named Executive Officer who is the subject of a qualifying termination is required to execute a severance agreement at the time of termination in a form acceptable to us. The severance agreement will obligate the executive to deliver a release of liability to us and agree to certain covenants, including covenants regarding confidentiality of company information, as a condition to receiving benefits under the TESPP.

        Mr. Farber is also entitled to the following relocation benefits under the TESPP following a qualifying termination: a "basic round trip" benefit that consists of (1) one house-hunting trip and related expenses to search for a home in the general area from which previously relocated, (2) home sale commissions and closing costs, (3) household goods moving expense and (4) relevant tax gross up for reimbursed relocation costs.

Relocation Agreements

        We entered into a relocation agreement with Mr. Farber that entitles him to a housing differential for seven years. Currently, the amount of Mr. Farber's annual housing differential is $60,000. The relocation agreement will expire on May 23, 2007.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board oversees the administration of the Company's executive compensation programs. The Committee is responsible for establishing and interpreting the Company's compensation policies and approving all compensation paid to executive officers, including the Named Executive Officers listed in the Summary Compensation Table of this Proxy Statement.

        Each member of the Committee is an independent director as defined by the New York Stock Exchange rules and the Board's newly adopted independence standards. The Board also requires members of the Committee to meet (1) the more stringent independence requirements for audit committee members required by the NYSE and the Securities and Exchange Commission, (2) requirements concerning who is a "non-employee director" under the Securities Exchange Act of 1934, as amended, and (3) the qualifications for compensation committee members required by Section 162(m) of the Internal Revenue Code.

Compensation Philosophy

        The Company's executive compensation program consists of three principle elements: a base salary, a performance-based annual incentive plan ("AIP") and long-term incentives. The purpose of the program is to attract, motivate and retain high quality key executives and managers. The Committee retains independent counsel to assist it in legal matters and a nationally recognized compensation consulting firm to assist it in formulating its compensation policies, applying those policies to the compensation of executives and advising the Committee as to the form and reasonableness of compensation paid to executives.

        When setting the base and incentive compensation levels for executives, the Committee normally compares such compensation levels primarily with those of Tenet's peer companies (including many of the companies in the S&P Healthcare Composite Index referred to in the "Common Stock Performance Graph") and other companies of similar size in revenues and market capitalization value. The Committee normally makes such comparison because it believes that it is with these companies that the Company must compete for qualified and experienced executives.

        The Committee recognizes that a variety of circumstances may influence the performance of an individual or the Company at any given time. Accordingly, the Committee uses its judgment to make discretionary awards or adjustments under compensation plans when it believes that doing so serves the long-term interests of the Company's shareholders.

        In 2003, the Committee initiated an extensive review of the Company's executive compensation strategy and programs. The Committee believed it was necessary to focus on the overall cost and competitiveness of executive compensation, while rewarding and retaining the management team in a period of challenging business conditions. Accordingly, the Committee adopted a new executive compensation strategy for 2004 and beyond. Going forward, overall executive pay will be positioned at the median of the market in both the mix of direct pay elements and total direct compensation value. Individuals could also earn compensation above or below the median based on the Company's financial performance and their individual contributions. Prior to 2003, the company had targeted the 75th percentile rather than the median of the market. With respect to long-term incentive awards, in the future the Company will issue a combination of stock options and restricted stock units to better manage the number of shares required to make competitive grants under such programs. The Company also implemented an extensive review of compensation for hospital-based executives, and made a number of adjustments where necessary to adjust hospital executive pay to median levels.

Base Salary

        In addition to market competitiveness, the Committee also considers certain qualitative factors in determining base salaries. Such factors can include the executive's (1) past performance and contributions to the Company's success, (2) additional responsibilities arising from internal and external factors impacting the Company, (3) expected future position and contributions, (4) tenure in the executive's current position, and (5) vulnerability to recruitment by other companies.

Annual Incentive Awards

        Each year, the Committee establishes earnings-related AIP goals for the Named Executive Officers for the fiscal year. The Named Executive Officers are eligible to receive a cash award based primarily on the extent to which the Company meets its pre-established earnings goals, which may be modified by other measures related to service, quality and ethics. The Committee determines a target award for each executive officer designated as a "Covered Employee" under Section 162(m) of the IRS Code, and designates a company performance level required to earn the target bonus, a threshold performance level at which minimum awards are earned, and a performance level that results in a maximum award to be paid. Target awards may vary among executives based on competitive market practices for comparable positions, their decision-making authority and their ability to affect financial performance.

        Awards for executives who are not identified by the Committee as "Covered Employees" under Section 162(m) of the IRS Code may be increased or decreased by the Committee on a discretionary basis. For Covered Employees, discretion may be used only to decrease awards and still have such compensation qualify for tax deduction under 162(m) of the IRS Code.

        For 2003, the Company paid AIP awards to each of the Named Executive Officers, as well as to AIP plan participants generally, at 25% of the target award amount. In paying such awards, the Committee used discretion and considered the challenges to financial performance of the Company in 2003, while also recognizing the efforts and accomplishments of the Company's management in cost control and non-financial areas such as quality and compliance, and the need to retain key executives who are continuing to work to make the Company successful.

        For 2004, AIP awards for Covered Employees will be based on achieving certain financial performance goals and other discretionary performance goals with a minimum award equal to 50% of each Covered Employee's target award. For 2004, the Company has also instituted a limit on maximum AIP awards of 200% of the target award. Prior to 2004, no such limit existed in the AIP.

Long-Term Incentives

        The Committee's objective for long-term compensation is to provide executives with an interest in common with that of the Company's shareholders and an incentive to enhance the Company's long-term financial performance, and thus shareholder value. The Committee's policy with respect to setting long-term compensation awards is to consider the practices of peer companies and other companies of similar size and market capitalization value. This is because the Company must compete with such other companies in order to attract and retain qualified executives and because shareholders consider investing not only in other health care companies but also other companies generally when evaluating where best to invest their capital. Grant guidelines are established for each executive position based on the median competitive aggregate grant value for peer companies with similar market capitalization.

        In 2003, the Company made stock option grants to Mr. Jennings and Mr. Smith in connection with their promotions to Division President, and grants of restricted stock units to certain hospital executive staff members in lieu of annual stock options.

Compensation for the Chief Executive Officer

        On September 11, 2003, the Board voted to name Mr. Fetter as the Company's Chief Executive Officer. Mr. Fetter had been serving as the Company's acting Chief Executive Officer since May 2003. The Committee met in November 2003 and approved the terms of Mr. Fetter's compensation package including an increase of annual base salary to $1,050,000, effective September 12, 2003. Mr. Fetter received a discretionary AIP award of $262,500 for fiscal year 2003. This AIP award recognized Mr. Fetter's efforts in leading the Company's executive team through the challenges it is currently facing.

        In connection with his appointment as Chief Executive Officer, the Committee granted Mr. Fetter a one-time promotion option grant to purchase 350,000 shares of the Company's common stock at $14.98 per share, which was the closing price of our common stock on the grant date of September 15, 2003. These options vest ratably over a three-year period from the date of grant.

        In January 2003, the Committee offered to grant Mr. Fetter two shares of restricted stock, up to 200,000 shares total, for each share of the Company's common stock purchased by him in the open market. On January 21, 2003, Mr. Fetter purchased 100,000 shares of the Company's common stock and was granted 200,000 shares of unvested restricted stock. Subject to Mr. Fetter retaining all of the 100,000 shares he purchased in the market until all of the restricted stock has vested, one-third of the 200,000 shares of restricted stock will vest two years after the grant date, an additional one-third will vest three years after the grant date and the remaining one-third will vest four years after the grant date.

Policy Regarding One Million Dollar Tax Deduction Cap

        Section 162(m) of the IRS Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to the Company's Chief Executive Officer and any of the four other most highly compensated executive officers, but exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Committee generally seeks, wherever possible, to structure performance-based compensation, including bonus awards and stock option grants, for Covered Employees in a manner intended to satisfy those requirements.

        The Board and the Committee reserve the authority to award nondeductible compensation as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

        In 2003, Mr. Fetter received compensation related to his relocation and AIP award that is not deductible by the Company under Section 162(m). In 2003, no other Named Executive Officer had compensation that is non-deductible under Section 162(m).

Members of the Compensation Committee

Van B. Honeycutt
John C. Kane
Edward A. Kangas, Ex officio
J. Robert Kerrey

COMMON STOCK PERFORMANCE GRAPH

        The following graph shows the cumulative, five-year total return for our common stock compared to three indices, each of which includes us. The Standard & Poor's 500 Stock Index includes 500 companies representing all major industries. The Standard & Poor's Healthcare Composite Index is a group of 47 companies involved in a variety of health care related businesses. Because the Standard & Poor's Healthcare Composite is heavily weighted by pharmaceutical companies, we believe that at times it may be less useful than the Hospital Management Index included below. We compiled the Hospital Management Index, which consists of publicly traded companies that have as their primary business the management of acute care hospitals and that have been in business for all five of the years shown. These companies are: HCA Inc. (HCA), Health Management Associates, Inc. (HMA), Tenet Healthcare Corporation (THC) and Universal Health Services, Inc. (UHS).

        Performance data assumes that $100.00 was invested on December 31, 1998 in our common stock and each of the indices. The data assumes the reinvestment of all cash dividends and the cash value of other distributions. Stock price performance shown in the graph is not necessarily indicative of future stock price performance.

Comparison of Five Year Cumulative Total Return

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Floyd D. Loop, M.D.

        Dr. Loop has been the Chief Executive Officer and Chairman of the Board of Governors of The Cleveland Clinic Foundation (the "Foundation") since 1989. On July 2, 2001, a partnership (the "Partnership") formed between a subsidiary of the Company and the Foundation opened the Cleveland Clinic Florida Hospital in Weston, Florida. The Company's subsidiary provides operational and management expertise for the hospital. Under a medical services agreement between The Cleveland Clinic Florida (the "Clinic")—a subsidiary of the Foundation—and the Partnership, the Clinic provides clinical and medical administration and is the exclusive provider of all specialty medical staff for which it received fees of approximately $3.85 million during fiscal year 2003. In addition, the Partnership paid the Clinic $1.87 million for services rendered under various agreements. For fiscal year 2003, the Partnership recorded net revenues of approximately $119.164 million, of which $8.785 million and $10.94 million, respectively, was received as partnership distributions by the Company's subsidiary and the Foundation. In 2003, an affiliate of the Foundation purchased land from the Partnership for $3.475 million and the Partnership purchased equipment from an affiliate of the Foundation for $742,000. We have been informed by the Foundation that for the fiscal year ended December 31, 2003, the Foundation had net patient and other revenues of $3.5 billion.

Mónica C. Lozano

        Ms. Lozano has served in executive officer positions of La Opinión since 2000. La Opinión is the largest Spanish language newspaper in the United States. During fiscal year 2003, several of the Company's Los Angeles area hospitals spent approximately $53,000 on advertisements in La Opinión. The Company's Los Angeles area hospitals have advertised in La Opinión for several years. We have been advised that the $53,000 in advertising revenues received from the Company's hospitals is a de minimis portion of La Opinión's total revenues.

Reynold Jennings

        Mr. Jennings' brother-in-law, Mr. Wayne Pollard, is President of American Psychiatric Partners ("APP") and owns a 20% equity position in that company. Mr. Pollard is one of five shareholders in APP, each of whom owns an equal portion of the equity. APP has a one-year contract with Tenet's Atlanta Medical Center ("AMC") that expires on May 31, 2004. Under the terms of this contract, APP provides AMC with staffing and management services for an AMC community outreach service program for an aggregate fee of $552,488. The contract will be renewed upon its expiration in May 2004 at an amount equal to or less than the current aggregate fee. We have been informed by APP that it has annual gross revenues totaling approximately $15 million.

SHARES OWNED BY CERTAIN SHAREHOLDERS

        Based on reports filed with the SEC in February 2004, each of the following entities owns more than five percent of our outstanding common stock. We know of no other entity or person that beneficially owns more than five percent of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned		Percent of Class as of March 29, 2004
Legg Mason Funds Management, Inc. and Legg Mason Capital Management, Inc. 100 Light Street Baltimore, MD 21202	32,855,679	(1)	7.1%
Morgan Stanley 1585 Broadway New York, NY 10036	23,499,514	(2)	5.1%
Pacific Financial Research, Inc. 9601 Wilshire Boulevard, Suite 800 Beverly Hills, CA 90210	54,893,500	(3)	11.8%

(1)
Based upon a Schedule 13G filed with the SEC on February 17, 2004 by Legg Mason Funds Management, Inc. and Legg Mason Capital Management, Inc. Legg Mason Funds Management, Inc. reported that it has shared voting and investment power with respect to 22,563,679 shares. Legg Mason Capital Management, Inc. reported that it has shared voting and investment power with respect to 10,292,000 shares.

(2)
Based upon a Schedule 13G filed with the SEC on February 17, 2004 by Morgan Stanley. Morgan Stanley reported that it has shared voting and investment power with respect to 22,623,097 shares.

(3)
Based upon a Schedule 13G filed with the SEC on February 12, 2004 by Pacific Financial Research, Inc. ("Pacific"). Pacific reported that it has sole voting power with respect to 51,224,700 shares and sole investment power with respect to all of the shares indicated above.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        In fiscal years 2000 and 2001, we granted options to our employees under our 1999 Broad-Based Stock Incentive Plan (the "Broad-Based Plan"), which was adopted by our Board on July 28, 1999 and amended and restated by the Board on May 24, 2000. The Broad-Based Plan was not submitted to our shareholders for approval. With the approval by our shareholders of our 2001 Stock Incentive Plan (the "2001 Plan") at the 2001 annual meeting of shareholders, we discontinued the grant of any additional options under the Broad-Based Plan. We currently grant stock options only under the 2001 Plan. Awards granted under the Broad-Based Plan vest and may be exercised as determined by the Compensation Committee of the Board. In the event of a change of control, the Compensation Committee may, in its sole discretion, without obtaining shareholder approval, accelerate the vesting or performance periods of the awards. Although the Broad-Based Plan authorized, in addition to options, the grant of appreciation rights, performance units, restricted units and cash bonus awards, only nonqualified stock options were granted under the Broad-Based Plan. All options were granted with an exercise price equal to the closing price of our common stock on the date of grant. Options normally are exercisable at the rate of one-third per year beginning one year from the date of grant and generally expire 10 years from the date of grant.

        The following table summarizes certain information with respect to our equity compensation plans pursuant to which rights remain outstanding as of December 31, 2003.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	39,319,490		$24.58	41,047,649	(2)
Equity compensation plans not approved by security holders	7,488,334	(1)	$22.01
Total	46,807,824			41,047,649

(1)
Includes deferred compensation invested in stock units under the Sixth Amended and Restated 2001 Deferred Compensation Plan (the "DCP") payable in common stock of the Company. For a description of the material features of the DCP see "Deferred Compensation Plan" on page 17.

(2)
Includes 4,015,180 shares remaining for issuance pursuant to the Sixth Amended and Restated 1995 Employee Stock Purchase Plan and 37,032,469 shares remaining for issuance under the 2001 Stock Incentive Plan. The potential future dilutive effect of the DCP due to future investment of deferrals into stock units cannot be estimated.

2.     RATIFICATION OF SELECTION OF AUDITORS

        The Audit Committee of the Board has selected KPMG LLP ("KPMG") to serve as our independent auditors for the fiscal year ending December 31, 2004. KPMG is familiar with our operations and the Audit Committee is satisfied with KPMG's reputation in the auditing field, its personnel, its professional qualifications and its independence.

        KPMG representatives will attend the Annual Meeting and respond to questions where appropriate. KPMG representatives may make a statement at the Annual Meeting should they so desire.

Shareholder Approval

        Ratification of the selection of the independent auditors by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification, provided a quorum is present. Abstentions will not be counted. If a favorable vote is not obtained, other auditors will be selected by the Audit Committee of the Board. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of KPMG as our auditors.

        The Board recommends that shareholders vote FOR the ratification of the selection of KPMG as our auditors.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

        Any shareholder proposal intended to be presented at the next annual meeting and included in our proxy materials must be received by our Corporate Secretary by December 6, 2004. Any such proposal must comply with the SEC's Rule 14a-8 of Regulation 14A.

        Our bylaws provide that any shareholder wishing to nominate a candidate for director or to propose other business at the next annual meeting must give us written notice between January 6, 2005 and February 5, 2005. The notice must comply with the requirements of our bylaws, which may be found on our corporate website at www.tenethealth.com, and any applicable law. Any such nomination or other business will not be included in our proxy materials but may be brought before the meeting.

        Any proposal or nomination that is not timely received by our Corporate Secretary will not be considered at the next annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC reports regarding their ownership and changes in ownership of our securities. Except for one Form 4 that was not filed on a timely basis for a transaction granting Mr. Fetter options to purchase 350,000 shares of our common stock, to our knowledge, all of our directors and executive officers complied with all Section 16(a) filing requirements during fiscal year 2003. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and executive officers.

By Order of the Board of Directors

E. Peter Urbanowicz Corporate Secretary

Santa Barbara, California
April 5, 2004

Appendix A

TENET HEALTHCARE CORPORATION
CORPORATE GOVERNANCE PRINCIPLES

        The Board of Directors of Tenet Healthcare Corporation, acting on the recommendation of its Corporate Governance and Nominating Committee, has developed and adopted a set of corporate governance principles to promote a common set of expectations as to how the Board and its committees should perform their functions. These principles will be reviewed by the Board annually or more often as the Board deems appropriate.

1.     Role of Board and Management.

        Tenet's business is conducted by its employees, managers and officers, under the direction of its Chief Executive Officer and the oversight of the Board to enhance Tenet's long-term value for its shareholders. The Board is elected by the shareholders to oversee management and to assure that the long-term interests of the shareholders are being served. Both the Board and management recognize that the long-term interests of shareholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties including patients, employees, physicians who practice at hospitals owned by Tenet's subsidiaries, lenders, bondholders, communities in which Tenet and its subsidiaries' hospitals do business, legislators, regulators and other government officials and the public at large.

2.     Board Committees.

        The Board has established the following Committees to assist it in discharging its responsibilities: (i) Audit, (ii) Compensation, (iii) Corporate Governance and Nominating; (iv) Ethics, Quality and Compliance and (v) Executive. Each Committee except the Executive Committee has a charter setting forth the key responsibilities of the Committee. Each Committee's charter establishes independence standards for its members and is reviewed at least annually. Each Committee has a Chairperson who is nominated by the Corporate Governance and Nominating Committee and elected by the Board each year. Each Committee Chairperson reports the highlights of the meetings of his/her Committee to the full Board following each Committee meeting.

3.     Functions of the Board and its Committees.

        Members of the Board and each Committee meet in person for scheduled meetings six times each year and hold as many additional telephonic and in-person meetings as necessary to fulfill their responsibilities. At the Board and Committee meetings, Tenet's directors review, discuss, evaluate and ask questions of management and Board and Committee advisors concerning reports by management on Tenet's business strategy and long-term goals; financial and operating performance; financial condition; prospects, including competitive challenges and opportunities; and compliance and litigation. The Board and Committees also:

  •
  Review, approve and monitor major corporate actions;

  •
  Select the CEO and oversee the selection of Tenet's other executive officers;

  •
  Evaluate and compensate Tenet's executive officers;

  •
  Evaluate and approve a CEO succession plan;

  •
  Assess major risks facing Tenet and review options for their mitigation;

  •
  Monitor the integrity of Tenet's accounting, financial reporting and finance processes and systems of internal controls; and

  •
  Ensure processes are in place for maintaining Tenet's ethical conduct, the quality of care provided at hospitals owned by Tenet's subsidiaries and compliance with laws and regulations.

4.     Size of Board and Selection Process.

        The Corporate Governance and Nominating Committee is responsible for nominating, and the Board is responsible for selecting, the individuals to fill vacancies on the Board and to stand for election at each annual meeting. Shareholders also may propose nominees for election to the Board in accordance with Tenet's Bylaws, which may be found on Tenet's website. Tenet's Bylaws require that Tenet have between 8 and 15 directors with the exact number set by the Board.

        The Corporate Governance and Nominating Committee and the Board consider the following criteria when selecting new nominees for election to the Board and determining which of Tenet's existing directors will stand for re-election to the Board:

  •
  Personal qualities, characteristics and accomplishments;

  •
  Professionalism and integrity;

  •
  Experience as a chief executive officer, financial expertise, health care expertise or expertise in other areas that will enhance the Board's and Tenet's performance;

  •
  Familiarity with hospital operations, the health care industry or other industries with which Tenet and its subsidiaries do business;

  •
  Experience with government regulation of the health care industry;

  •
  Ability and willingness to commit adequate time to Board and Committee matters;

  •
  The fit of the individual's skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to Tenet's needs;

  •
  Diversity of viewpoints, background, experience and other demographics; and

  •
  Familiarity with and contacts in the communities in which Tenet and its subsidiaries do business.

5.     Director Qualifications and Expectations.

        The Board believes that directors should not expect to be re-nominated to stand for election. Each year, the Corporate Governance and Nominating Committee and Board will carefully consider each director's qualifications and contributions to the Board and make an informed decision as to which directors will stand for election.

        Tenet's directors receive, and are expected to review, Board and Committee materials from management and the Board's and Committees' independent advisors in advance of all meetings. Directors are expected to attend all meetings of the Board and all meetings of the Committees on which they serve, and they are required to attend at least 75% of all regularly scheduled Board and Committee meetings in person.

        Directors who serve as CEOs or in equivalent positions of public companies may not serve on the boards of more than two public companies in addition to Tenet's Board, and other directors may not serve on the boards of more than three public companies in addition to Tenet's Board. Also, no two Tenet directors may serve together on the board of any public company other than Tenet. Directors are expected to offer their resignation in the event of any significant change in their principal job responsibilities.

6.     Independence of Directors.

        Two-thirds of the Board will consist of directors who are independent under the Board's guidelines and who are otherwise independent under the rules of the SEC and NYSE.

        In addition to the applicable independence standards of the NYSE and the SEC, the Board will not consider a director to be independent if either:

  (1)
  The director is affiliated with any non-charitable entity that makes payments to or receives payments from Tenet or its subsidiaries. A director will be considered affiliated with an entity if the director currently serves as an officer or has within the past three years served as an officer of the entity. Prior to April 1, 2005, a director serving at the time of adoption of this standard will be considered independent if any entity that is otherwise affiliated with the director makes payments to or receives payments from Tenet or its subsidiaries in amounts which, in any fiscal year, are less than the greater of (x) $200,000 or (y) one percent of such entity's gross revenues; or

  (2)
  The director is affiliated with any charitable organization to which Tenet, its subsidiaries or the Tenet Healthcare Foundation makes grants (other than matching grants) totaling more than $60,000 in any fiscal year. A director will be considered affiliated with a charitable organization if the director serves as a compensated officer of that charitable organization.

        The Board annually will review all commercial and charitable relationships between Tenet and its directors.

7.     Independence of Committee Members.

        In addition to the requirement that two-thirds of the Board satisfy the independence standards discussed above, members of the Audit Committee must satisfy NYSE and SEC independence requirements. Specifically, they may not directly or indirectly receive any compensation from Tenet other than their directors' compensation. As a matter of policy, the Board also will apply this additional requirement to members of the Compensation and Corporate Governance and Nominating Committees.

8.     Non-Executive Chairman or Lead Director.

        The Board will designate an independent, nonemployee director as Chairman of the Board or Lead Director. In the event that the Board desires to elect a member of management to the Board and to appoint such individual as Chairman of the Board, the Board will designate an independent, nonemployee director as Lead Director. The duties of the Lead Director will include, but not be limited to, chairing executive sessions of the Board, serving as the principal liaison between the non-employee directors and members of senior management, representing the Board in meetings with investors, legislators, regulators and other government officials, and working with the Chairman to finalize information flow to the Board, meeting agendas and meeting schedules. The Lead Director, in conjunction with the Corporate Governance and Nominating Committee, also will take a role in the Board performance evaluation process.

9.     Executive Sessions.

        At least once each fiscal quarter, the Board will meet in executive session and, in the event there is an executive Chairman, the Lead Director will preside at such meetings. The non-employee directors may meet in executive session at such other times as determined by the Chairman and/or Lead Director. The Committees of the Board shall meet in executive session as prescribed in each Committee's charter. Each Committee of Tenet's Board regularly meets in executive session.

10.   Board Performance Evaluation.

        The Corporate Governance and Nominating Committee will conduct an annual performance evaluation to determine whether the Board and its Committees are functioning well in view of their responsibilities and Tenet's business. The results of the evaluation will be reviewed by the Chairman and/or the Lead Director who will report the results to the Board. As part of the annual performance evaluation process, each Committee will compare its performance with the requirements of its charter.

11.   Ethics and Conflicts of Interest.

        The Board expects the directors, as well as all officers and other employees, to act ethically at all times and to acknowledge their adherence to the policies comprising Tenet's Standards of Conduct. The Board does not permit any waiver of any ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chairman of the Board and/or the Lead Director. If a significant conflict exists and cannot be resolved, the director should resign. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Ethics, Quality and Compliance Committee shall resolve any conflict of interest question involving directors or executive officers.

12.   Reporting Concerns to the Audit Committee.

        Anyone who has a concern about Tenet's conduct, or about its accounting, internal accounting controls or auditing matters, may communicate that concern to the Audit Committee by calling Tenet's Ethics Action Line at 1-800-8-ETHICS (1-800-838-4427). Such communications may be confidential or anonymous. All such concerns will be forwarded to the Audit Committee for their review and will be simultaneously reviewed and addressed under the direction of Tenet's Senior Vice President of Ethics, Business Conduct and Administration. The Audit Committee may direct special treatment, including the retention of outside advisors, for any concern addressed to it. Tenet's Standards of Conduct prohibit any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an ethical concern.

13.   Shareholder Communications with the Board.

        Shareholders may communicate with the Board by e-mail to boardofdirectors@tenethealth.com or by writing to the Board c/o Corporate Secretary at Tenet's Santa Barbara office. Shareholder communications will be reviewed internally if the shareholder's concern can best be addressed by referral to a Tenet department such as Investor Relations or Corporate Communications. All other communications will be referred to the Corporate Secretary, who will determine if the communication should be brought to the attention of the full Board, the Chair of the Board or a particular Board committee or Board member.

14.   Compensation of Board.

        The Compensation Committee will conduct a review at least once every two years of the components and amount of Board compensation in relation to other similarly situated companies and make a report to the Board. Board compensation will be consistent with market practices and will be set at a level that does not call into question the Board's objectivity.

15.   Stock Ownership and Retention Guidelines.

        Directors are required to own shares of Tenet's stock with a value equal to three times the directors' annual retainer by the later of March 11, 2008, and five years from when he/she joins Tenet's Board. Tenet's senior officers are required to own shares of Tenet's stock with a value equal to a specific multiple of such senior officer's base salary as indicated in the table below. Senior officers must meet the guidelines by March 11, 2008, and five years from when he/she becomes a senior officer.

Executive Level	Market Value of Shares Owned as a Multiple of Base Salary
Chief Executive Officer	5X
President	4X
Executive Vice President/Others above SVP	2X
Senior Vice President	1X

16.   Retention of Net Shares from Option Exercises.

        Directors and senior officers also are required to hold, for at least one year, 100% of the shares received upon the exercise of stock options net of those shares required to pay the exercise price and any taxes due upon exercise.

17.   Succession Plan.

        At least annually, the Executive Committee will review and report to the full Board regarding a succession plan for the CEO.

18.   Contact with Management and Operations.

        All directors are encouraged to contact the CEO and other members of management at any time to discuss any aspect of Tenet's business. The Board will have frequent opportunities for directors to meet with the CEO and other members of management in Board and Committee meetings and in other formal and informal settings. Directors are expected to visit at least one Tenet hospital each year.

19.   Access to Independent Advisors.

        The Board and its Committees have the authority and the funding to retain, at any time, independent outside financial, legal or other advisors. All such advisors are chosen by, and report directly to, the Board or the respective Committee.

20.   Retirement of Directors.

        Directors will not be nominated for election to the Board after their 72nd birthday.

21.   Director Orientation.

        Management, working with the Board, will provide an orientation process for new directors. That orientation process will include background materials on Tenet, its business, strategic plans and goals, prospects and risk profile, meetings with senior management and the appointment of an experienced Tenet director to serve as a mentor for each new director.

22.   Continuing Education.

        Each director is expected to attend a continuing education program related to their responsibilities as a director at least once every two years.

Appendix B

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
TENET HEALTHCARE CORPORATION

This charter (the "Charter") sets forth the duties and responsibilities and governs the operations of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Tenet Healthcare Corporation (the "Company").

Purpose

The Committee's purpose is to oversee (i) the accounting, reporting and financial practices of the Company and its subsidiaries, including the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements applicable to auditing and accounting matters, (iii) the independent auditors' qualifications and independence, and (iv) the performance of the independent auditors and the Company's Audit Services Department.

Duties and Responsibilities

The Committee's primary duties and responsibilities are:

  (1)
  With respect to the independent auditors,

  •
  to be directly responsible for the appointment, compensation, retention and oversight of the work of any independent auditors engaged for the purpose of preparing or issuing an audit report or to perform audit, review or attestation services, which independent auditors shall report directly to the Committee;

  •
  to pre-approve, or to adopt appropriate procedures to pre-approve, all audit and permissible non-audit services to be provided by the independent auditors;

  •
  to discuss with the independent auditors any relationships or services that may impact the quality of audit services or the objectivity and independence of the Company's independent auditors;

  •
  to review, at least annually, a formal written statement from the independent auditors (the "Auditors' Statement"), which shall describe (i) the auditors' internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues, and (iii) (to assess the auditors' independence) all relationships between the independent auditors and the Company;

  •
  to review an annual attestation report by the independent auditors on management's annual report on internal control over financial reporting;

    •
    to obtain and review in connection with any audit a timely report from the independent auditors relating to the Company's annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management, such as any "management" letter or schedule of unadjusted differences; and

    •
    to oversee the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner, and to assure the rotation takes place when necessary;

        (2)   With respect to accounting principles and policies, financial reporting and internal control over financial reporting,

    •
    to review and approve the analysis provided by management, the Audit Services Department and the independent auditors of significant issues and practices relating to accounting principles and policies, financial reporting and internal control over financial reporting;

    •
    to consider and discuss any reports or communications (and management's or the Audit Services Department's responses thereto) submitted to the Committee by the independent auditors (including those required by or referred to in the Statement of Auditing Standards (SAS) No. 61, as it may be modified or supplemented, or other professional standards);

    •
    to meet separately, periodically, with management, the independent auditors and, if appropriate, the director of the Audit Services Department;

    •
    to discuss with the director of the Audit Services Department the scope of the annual audit;

    •
    to review and discuss with the independent auditors any significant matters arising from any audit, including: (i) any audit problems or difficulties the independent auditors encountered in the course of the audit, such as any restrictions on their activities or access to requested information, and (ii) significant disagreements with management, as well as management's response to those matters; and to resolve, if necessary, any disagreements between management and the independent auditors regarding financial reporting;

    •
    to review the form of opinion the independent auditors propose to render to the Board of Directors and shareholders;

    •
    to discuss, as appropriate, (i) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies, (ii) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, and (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

    •
    to review and approve management's annual report on internal control over financial reporting;

    •
    to review and approve the adequacy and effectiveness of the Company's disclosure controls and procedures;

    •
    to review and approve the Company's guidelines and policies with respect to risk assessment and risk management;

    •
    to discuss the major financial risk exposures of the Company, and to review and approve the steps management has taken to monitor and control such exposures;

    •
    to review with the Company's attorneys and outside counsel any legal, compliance or regulatory matters that could have a material effect on the Company's business, financial statements or compliance policies;

    •
    to review and approve the type and presentation of information to be included in earnings press releases, as well as any financial information and earnings guidance provided, and the types of presentations made, to analysts and rating agencies;

    •
    to review and approve the Company's annual and quarterly reports filed with the Securities and Exchange Commission ("SEC"), including (i) the financial statements contained therein, (ii) the disclosure under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and (iii) the disclosure and certifications of the Chief Executive Officer and Chief Financial Officer under Sections 302 and 906 of the Sarbanes-Oxley Act;

    •
    to establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

    •
    to review and discuss any reports concerning material violations submitted to the Committee by the Company's attorneys or outside counsel pursuant to the SEC's attorney professional responsibility rules; and

    •
    to establish clear policies for the hiring by the Company of employees or former employees of the independent auditors;

  (3)
  With respect to the Company's disclosure obligations,

  •
  to prepare a report of the Committee for inclusion in the Company's annual proxy statement in accordance with applicable SEC rules and regulations; and

  •
  to review and approve the disclosure in the Company's annual proxy statement regarding the operations of the Committee; and

        (4)   To perform any other activities consistent with this Charter, the Company's Articles of Incorporation and the Company's Bylaws as the Board or this Committee may deem necessary, advisable or appropriate for the Committee to perform.

Organization

Members of the Committee shall be appointed by the Board, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine. The Committee at all times shall consist of at least three directors, each of whom the Board has determined is "independent" under the rules of the New York Stock Exchange, Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and the independence standards in the Company's Corporate Governance Principles.

The Board shall also determine that each member of the Committee is financially literate, that one member of the Committee has accounting or related financial management expertise and whether any member of the Committee is an "audit committee financial expert," as defined by the rules of the SEC.

No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee, and this determination is disclosed in the Company's annual proxy statement.

The Committee shall designate one member of the Committee as its chairperson, maintain minutes of its meetings and report regularly to the Board on its activities. The Committee shall meet as often as may be deemed necessary or appropriate, in its judgment, but no less than once every fiscal quarter. The Committee may request any officer or employee of the Company, the Company's outside counsel or the independent auditors to meet with the Committee or its consultants.

Performance Evaluation

The Committee shall prepare and review with the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation shall also recommend to the Board any improvements to this Charter deemed necessary or desirable by the Committee. The performance evaluation shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson or any other member of the Committee designated by the Committee to make the report.

Resources and Authority of the Audit Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the sole authority to select, retain, terminate and approve the fees and other retention terms of special or independent legal counsel, accountants or other experts and advisors, as it deems necessary or appropriate.

The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of:

  •
  compensation to the independent auditors for all services provided to the Company and compensation to any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

  •
  compensation of any advisers employed by the Committee; and

  •
  ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

TENET HEALTHCARE CORPORATION			YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK
INTERNET			TELEPHONE			MAIL
https://www.proxyvotenow.com/thc			1-866-860-0408
•	Go to the website address listed above.	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.	If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

1-866-860-0408
CALL TOLL FREE TO VOTE

\*/ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET \*/

Please Complete, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.	☒	Votes MUST be indicated (X) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.

1.
Election of the following nominees as Directors:
FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐
Nominees:	(1) Trevor Fetter (2) Van B. Honeycutt (3) John C. Kane (4) Edward A. Kangas (5) J. Robert Kerrey (6) Richard R. Pettingill

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the selection of KPMG LLP as independent auditors for the fiscal year ending December 31, 2004.	☐	☐	☐

To change your address, please mark this box. ☐

Please mark, date and sign as your name(s) appear(s) to the left and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signor is a corporation, please sign in full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

Date	Share Owner sign here	Co-Owner sign here

        YOUR VOTE IS IMPORTANT TO THE COMPANY, WHETHER YOU OWN FEW OR MANY SHARES! Please vote in one of these ways: (1) use the toll-free telephone number shown on the reverse side, (2) visit the web site noted on the reverse side, or (3) mark, sign, date and promptly return the attached proxy card. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

TENET HEALTHCARE CORPORATION
PROXY—SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Trevor Fetter and E. Peter Urbanowicz, or either of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of Tenet Healthcare Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 6, 2004, and any adjournments or postponements thereof, on the items set forth on the reverse hereof and on such other business as properly may come before the meeting.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.

        THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(Please sign on reverse side and return promptly.)

TENET HEALTHCARE CORPORATION
P.O. BOX 11009
NEW YORK, N.Y. 10203-0009

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Letter to Shareholders
PROXY STATEMENT
STOCK OWNERSHIP
AUDIT COMMITTEE REPORT
Fees Billed By Independent Auditors
COMPENSATION OF EXECUTIVE OFFICERS SUMMARY COMPENSATION TABLE
OPTION GRANTS DURING FISCAL YEAR 2003
OPTION EXERCISES AND YEAR-END VALUE TABLE DECEMBER 31, 2003
Pension Plan Table (Supplemental Executive Retirement Plan)(1)
COMPENSATION COMMITTEE REPORT
COMMON STOCK PERFORMANCE GRAPH
Comparison of Five Year Cumulative Total Return
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHARES OWNED BY CERTAIN SHAREHOLDERS
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Equity Compensation Plan Information
DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Appendix A TENET HEALTHCARE CORPORATION CORPORATE GOVERNANCE PRINCIPLES
Appendix B
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF TENET HEALTHCARE CORPORATION
Purpose
Duties and Responsibilities
Organization
Performance Evaluation
Resources and Authority of the Audit Committee